AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED FEBRUARY 15, 2023

CALTIER FUND I, LP

5965 Village Way Ste 105-142,
San Diego, California, 92130

1 (619) 344-0291

www.caltier.fund

UP TO 14,400,000 UNITS REPRESENTING LIMITED PARTNERSHIP INTERESTS (1)

SEE “SECURITIES BEING OFFERED” AT PAGE 50

	Price to public	Underwriting discount and commissions (1)	Proceeds to issuer(2)
Per unit	$5.00	$0.075	$4.925
Total Maximum (3)	$72,000,000	$1,080,000	$70,920,000

(1)	The company has engaged Castle Placement, LLC (“Castle”) as our broker-dealer. The company has agreed to pay Castle a commission equal to 1.5% of the amount raised. The maximum amount of commissions Castle will receive under this arrangement is $1,080,000. FINRA fees incurred by Castle will be reimbursed to Castle by the company (estimated to be $30,000). See “Plan of Distribution and Selling Securityholders” for a description of our arrangement with Castle.

(2)	Does not include other expenses of the offering, which are estimated at $9.54 million for a fully-subscribed offering, not including state filing fees. We anticipate fixed offering expenses for professional services and printing fees will be approximately $216,000, which will be paid by our General Partner. We will reimburse our General Partner for those fixed offering expenses, as well as organizational expenses, and variable offering costs, including expenses associated with marketing this offering, as described under “Use of Proceeds” and “Management Compensation”. Reimbursement payments will be made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 1.0% of the aggregate gross offering proceeds from this offering. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 1.0% per month limit), calculated on an accumulated basis, until our General Partner has been reimbursed in full.

(3)	In the last twelve months, we have raised, we raised approximately $2,831,139 pursuant to our prior Reg A Offering, out of a total of $4,198,837 in proceeds raised from this offering to date. See “Liquidity and Capital Resources” for additional information.

The company has engaged North Capital Private Securities Corporation as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors The offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases units in the amount of the minimum investment, $500 (100 units, there is no minimum number of units that needs to be sold in order for funds to be released to the company and for this Offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this Offering. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

This offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the company will file a post-qualification amendment to include the company’s most recent financial statements. This offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the offering statement of which this Offering Circular forms a part may be used for up to three years and 180 days under certain conditions.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This offering is inherently risky. See “Risk Factors” on page 13.

Sales of these securities will commence on approximately _____________, 2023, within two days of the qualification of this offering.

This Offering Circular follows the Offering Circular format.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any accompanying Offering Circular supplements, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This Offering Circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this Offering Circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This Offering Circular is part of an offering statement that we filed with the SEC. Periodically, as we make material investments, update our capital contribution amount, or have other material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on the CalTier website, www.caltier.fund. The contents of the CalTier website (other than the offering statement, this Offering Circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this Offering Circular.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Offering Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of the Company’s Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	overall strength and stability of general economic conditions and of the real estate industry more specifically;

•	changes in the competitive environment, including new entrants;

•	our ability to generate consistent revenues;

•	our ability to effectively execute our business plan;

•	changes in laws or regulations governing our business and operations;

•	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to our company;

•	costs and risks associated with litigation;

•	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

•	other risks described from time to time in periodic and current reports that we file with the Commission.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this Offering Circular, including in the sections of entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to the company including but not limited to the fact that we have limited operating history and have limited number of management and other staff. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Offering Circular may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.

This Offering Circular contains estimates and statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information, and you are cautioned not to give undue weight to such estimates. Although we believe the publications are reliable, we have not independently verified their data. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

You should read this Offering Circular and the documents that we reference and have filed as exhibits to the offering statement of which this Offering Circular is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

Should one or more of the risks or uncertainties described in this Offering Circular occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this Offering Circular are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act.  Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our common equity held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

OFFERING SUMMARY

This offering summary highlights material information regarding our business and this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire Offering Circular carefully, including the “Risk Factors” section before making a decision to invest in our limited partnership interests.

In this Offering Circular, the term “CalTier” “we”, or “the company” refers to CalTier Fund I, LP. The term “offering” refers to the offer of limited partnership interests offered pursuant to this Offering Circular. The company’s website is not incorporated into this Offering Circular.

CalTier Fund I, LP

The CalTier Fund I, LP is Delaware limited partnership formed on January 23, 2019 to invest primarily in multi-family real estate properties in the United States. The company will be managed by our General Partner, CalTier Inc., (formerly CalTier Realty, LLC), a California corporation (the “General Partner” or “CalTier Inc.”). The General Partner was formed in 2017 to be a California fund management and real estate acquisition company focusing on acquiring and managing assets in the United States either on its own behalf or with strategic partner(s). CalTier Inc. is the General Partner of CalTier Fund I, LP whose focus is to source US and international capital from individuals, family offices and institutional partners into United States real estate markets and deploy it primarily into real estate portfolio investments or directly into a real estate asset via various funds, including Regulation A. CalTier Inc. has been created by a group of industry professionals, all successful in their own fields, to take advantage of a unique moment in time within the global economy, foreign direct investment, immigration and U.S. real estate market. We believe that CalTier Inc. has extensive relationships across the United States with those who have access to the types of assets targeted by the company, including off-market real estate opportunities.

Our office is currently located at 5965 Village Way Ste 105 - 142, San Diego, CA 92130. Our telephone number is (619) 344-0291 Information regarding the company is also available on our web site at www.caltier.fund.

Investment Objectives

We intend to focus primarily on multi-family B and C class assets valued at $6–$30 million in the United States, see below in “The Company’s Business -- Investment Strategy”. Our typical investments will be leveraged by debt instruments approximately 65% and 35% equity from the partnership and will be acquired primarily for income. However, our General Partner may focus in other regions and other types of assets as determined from time to time.

Acquisition Strategy

We intend to primarily acquire and operate existing, income-producing properties and newly constructed leased properties. Some newly constructed properties may not currently have tenants. We may acquire each property in its entirety, or as a fractional share ownership. Our current focus will be in multi-family assets that present significant opportunities for current or future income production. From time to time, we may also acquire properties that present opportunities for capital appreciation, such as in markets with high growth potential or undeveloped parcels of land that may have value for future development. However, at least every six months, our General Partner will revisit our overall strategy. We will use the proceeds from the offering of our limited partnership interests to acquire each property. Should the amount raised from the sale of limited partnership interests not be sufficient to acquire a property outright, we intend to leverage those proceeds and finance the acquisition through the use of non-recourse loans with the entity purchasing the property as the named borrower, and/or acquire a fractional interest in the property. In the event we do not acquire a direct interest in the property, we will ensure that our aggregate interests represent less 45% of our total assets.

Current Assets

The company has made investments into a number of properties, acquiring properties directly and acquiring ownership interests in special-purpose vehicles that own certain properties.

For a further description of the real estate assets the company has invested in to date, please see “The Company’s Business” further below in this Offering Circular.

Distributions

We intend to make distributions to investors of the funds legally available for distribution. Investors may incur their pro rata share of net losses or net gains for tax purposes, even if no funds are legally available for distributions, which may occur if we have current liabilities limiting our ability to distribute funds to investors. The determination of whether any funds are available to distribute by the company is in the complete discretion of the General Partner, CalTier Inc. When distributions are made to investors, they will be made in accordance with the Limited Partnership Agreement. As such, each holder of limited partnership interests is entitled to the holder’s pro rata share of any distribution.

Market Opportunities

Our General Partner will select properties discovered through real estate brokers, pre-existing professional relationships, independent property owners and public/city properties and/or owned land. Properties selected aim to attract a wide demographic, from working-class individuals to millennials entering the market to downsizing baby boomers and foreign persons. However, from time to time, our General Partner will consider other real estate asset types if the assets meet CalTier Inc.’s other investment criteria. The General Partners typical property profile for CalTier Inc.’s target acquisition are as follows; however, the investment criteria may vary from time to time:

Asset	Multi-family B and C class assets with a purchase price of $6–$30 million;
Location	Located in the United States in well-established middle-income neighborhoods
Strategy	“Value-add” properties that require from minor to extensive repair or refurbishing. Acquired properties offer the opportunity for continued growth, regardless of the state of the volatile economy, as well as the potential to invest in relatively small one-time improvements delivering increased payoffs.
Year Built	10–35 years old
Number of Units	50–300 units
Purchase Price	$6,000,000–$30,000,000 total cost
Price / Door	$50,000 to $500,000 per door
Equity Required	25–40%
Debt Assumptions	Debt will be from The United States Department of Housing and Urban Development program (HUD), Commercial-Property Assessed Clean Energy (C-PACE) program, New Market Tax Credits (NMTC), City Tax Increment Financing (TIF), Bridge and Mortgage lenders including Federal National Mortgage Association for example.
Projected Rehabilitation Time	6–12 months for complete refurbishment for exteriors and as units become available for interior upgrades
Projected Hold Time	Properties will be acquired, improved and held 3–7 years

The above chart represents our intended asset target acquisition characteristics, actual acquisitions may vary depending on market opportunities.

The Offering

Securities offered	Maximum offering of 14,400,000 units representing limited partnership interests.
Units Units outstanding before the offering (as of February 15, 2023)	630,667.5 units
Units outstanding after the offering (assuming maximum offering amount is raised)	15,030,667.5 units
Minimum Investment for US persons	$500 (100 units)
Minimum Investment for non-US persons	$5,000 (1,000 units)
Use of Proceeds	The company intends to use the net proceeds of this offering primarily for acquisition and renovation of multi-family value-add asset(s) throughout the United States (including expenses to acquire, financing, improve and manage the property) in addition to operations and administrative and ongoing marketing expenses. See “Use of Proceeds”.
Transferability	The units will be subject to contractual restrictions on transfer as established by our Limited Partnership Agreement.
Net Asset Value as of December 31, 2022	As of December 31, 2022, our NAV per unit was $5.00.

(1)  In the 12-month period prior to the date of this Offering Circular, our company had settled subscriptions for approximately $2,831,139 pursuant to our prior Reg A Offering (as defined elsewhere in this offering circular). We are offering up to $72,000,000 worth of our units, which approximately represents the amount of securities we can offer out of the rolling 12-month maximum offering amount of $75 million allowed under Regulation A.

Selected Risks Associated with the Business

We are subject to a number of risks, which are set out in more detail in “Risk Factors.” Risks include the following:

Risks Related to the Company

•	We have a limited operating history.

•	We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic.

•	We have not yet identified properties we intend to acquire.

•	The company may not be able to locate suitable investments.

•	We may not be able to diversify in the way contemplated by this Offering Circular.

•	We are dependent on key individuals.

•	We are investing in real estate, which is inherently risky.

•	We cannot guarantee proceeds from the sale of properties.

•	Our company will be controlled by the General Partner.

•	Our investors do not elect or vote on our General Partner and have limited ability to influence decisions regarding our business.

•	We may only be able to acquire a fractional interest in properties in which we invest.

•	We may utilize mortgages and indebtedness/additional capital and therefore you will be subject to risks associated with debt financing.

•	The company could be adversely affected by rising interest rates.

•	The financial covenants in any loans may limit the company’s flexibility and ability to pay cash flow.

•	The company does not yet have any commitments for lines of credit or other loan facilities.

•	There is a risk that you may not receive distributions at all, or that distributions may not grow over time.

•	We may invest in distressed or properties in similar situations, which increases the risk of a loss.

•	We may not carry enough insurance to cover potential losses.

•	We intend to invest in real estate, which is generally illiquid as an asset class.

•	We may not be able to lease or otherwise monetize our properties as anticipated.

•	Tenant defaults could negatively impact our expected revenues.

•	The company is subject to risk related to development and re-development of properties.

•	The company will have to conduct its own due diligence on potential investment properties.

Risks Related to Compliance and Regulation

•	Changes in property taxes could impact our revenues.

•	As property owners, we will be subject to environmental risks.

•	We may need to modify our properties to comply with state and federal laws including the Americans with Disabilities Act.

•	The General Partner of the company does not intend to register as an investment advisor.

•	Structuring our business to avoid registration under the Investment Company Act imposes limits on our operations, which may adversely affect our results.

•	We anticipate that many of our investors will be non-US persons, and therefore reliant on their home countries regulations.

Tax Risks

•	The income tax aspects of an investment in the company are complicated, and each investor should review them with his, her or its own professional advisors familiar with the investor’s particular income tax situation and with the income tax laws and regulations applicable to the investor and limited liability companies.

•	There may be future substantial tax law changes.

•	The company may be audited which could subject a member to tax liability.

•	You will be responsible for tax payments even if you do not receive a distribution.

Risks Related to our Securities

•	We have generated minimal revenues from operations to date, and are still reliant on this offering to fund our operations.

•	It will be difficult to sell and/or redeem the units.

•	The subscription agreement has a forum selection provision that requires disputes arising under the subscription agreement be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

•	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Risk Related to Conflicts of Interest

•	There are conflicts of interest between us, our General Partner and its affiliates.

•	We have agreed to limit remedies available to us and our investors for actions by our General Partner that might otherwise constitute a breach of duty.

•	The interests of the General Partner, its principals, and its other affiliates may conflict with your interests.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company

We have a limited operating history, and have sustained operating losses since inception. The company was formed in 2019 and the General Partner was formed in 2017. While we have a plan for our future operations, there is just a limited track record we can point to for investors to understand our prior performance. As of the date of the Offering Circular, we have purchased two properties that we wholly-own, and have made several investments into joint venture opportunities, pursuant to which the company acquired partial ownership special purpose vehicles that own various real-estate properties. While we have generated revenues to date, we have not yet generated profits. We had a net loss of $598,490 for the six months ended June 30, 2022, and a net loss of $416,000 for the year ended December 31, 2021. There is no guarantee we will ever become profitable.

We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic. In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the company’s units and investor demand for units generally.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

We have not yet identified properties we intend to acquire with the proceeds from this offering. As of the date of this Offering Circular, the company has not yet definitively identified any assets for purchase using the proceeds from this offering. As a result, you must rely solely on the General Partner with respect to the selection, amount, character of investment and economic merits of each potential investment. As a result, we may use the net proceeds from this offering to invest in investments with which you may not agree and would not support if you were evaluating the investment directly. The company may make investments in non-performing or other troubled assets that involve a significant degree of financial risk. In addition, because the company may acquire investments over an extended period of time, the company will be subject to the risks of adverse changes in long-term interest rates and in the real estate market generally. Additionally, because the company may only make a limited number of investments, poor performance by one or two of the investments could adversely affect the total returns to you.

The company may not be able to locate suitable investments. The company may be unable to find a sufficient number of attractive opportunities to meet its investment objectives. The company also may encounter substantial competition in seeking suitable investments for the company. In addition, the company may be delayed in making investments due to delays in completing the underwriting or due diligence processes.

We may not be able to diversify in the way contemplated by this Offering Circular. While investment type, investment size and investment risk diversification is an objective of the company, there is no assurance as to the degree of diversification that will actually be achieved in the company’s investments. If the company makes an investment in a single transaction with the intent of refinancing or selling a portion of the investment, there is a risk that the company will be unable to successfully complete such a financing or sale. This could lead to increased risk as a result of the company having an unintended long- term investment and reduced diversification. If the company raises less capital than anticipated, the company will likely be less diversified than the General Partner intends, which would increase the risk of an investment in the company.

We are dependent on key individuals. The success of the company will depend upon the ability of the General Partner and its affiliates and officers to manage the company in a manner such that the company achieves its investment objective. There can be no assurance that the services of these individuals will remain available to the General Partner, or that these individuals will otherwise continue to be able to carry on their current duties throughout the company’s term. The loss of the services of any of the key executives and/or other personnel of the General Partner and the inability to recruit and hire additional key executives and/or other personnel as needed could have a material adverse effect on the company’s operations and performance. There can be no assurance that the General Partner would be able to attract and hire suitable replacements in the event of any such loss of services.

We are investing in real estate, which is inherently risky. The company will invest primarily in multi-family real property throughout the United States. The ability of the company to preserve its investment and achieve its objectives is dependent in large part upon the company’s success in preserving and enhancing the values of its real estate assets. In the case of each investment, the company will be subject to the general risks of real property ownership, including, adverse local market conditions, financial conditions of tenants and buyers and sellers of properties, changes in availability of debt financing, real estate tax rates and other operating expenses, environmental laws and other governmental rules and fiscal policies, changes in the relative popularity of properties, dependence on cash flow, uninsurable losses and other factors which are beyond the control of the General Partner or the company. In addition, the real estate industry as a whole is affected from time to time by economic and other conditions beyond its control which might have an adverse effect upon the company and its investment portfolio, including acts of God, natural disasters, war, international hostilities, terrorism, national and international economic conditions, interest rate levels, and energy prices.

We cannot guarantee proceeds from the sale of properties. The General Partner will have the discretion to determine whether to hold or sell a property, and may elect to hold and operate a property for an indefinite period of time. If it elects to sell a property, the sales price to be realized upon the sale or other disposition of the property will depend upon many factors, including the availability and pricing of financing for purchasers from time to time, the availability and price of comparable properties, and conditions in the real estate market in general. We cannot assure you that the price and terms of such sale or other disposition will be sufficient to pay any return at all, or that there will not be a loss as a result of such transaction.

Our company will be controlled by the General Partner. Decisions with respect to the management of the company are made by the General Partner. Limited partners will have no opportunity to control the day-to-day operation, including investment and disposition decisions, of the company. Consequently, the limited partners will not be able to evaluate for themselves the merits of particular investments prior to the company’s making such investments. For the foregoing reasons, no person should invest in the company unless such person is willing to entrust all aspects of the management of the company to the General Partner.

Our investors do not elect or vote on our General Partner and have limited ability to influence decisions regarding our business. Our Limited Partnership Agreement provides that the business, affairs and property of the company are managed under the direction of our General Partner. Our investors do not elect or vote for the General Partner and the General Partner can only be removed by a vote of the limited partners in very limited circumstances, including that the General Partner is convicted or found liable for an act of gross negligence or fraud which materially lowers the Net Asset Value of the company. Moreover, unlike the holders of common shares in a corporation, our limited partners have only limited voting rights on matters affecting our business (the voting rights primarily relate to amendments to our Limited Partnership Agreement that would adversely change the rights of the limited partners), and therefore limited ability to influence decisions regarding our business.

We may only be able to acquire a fractional interest in properties in which we invest. We may be faced with the decision to acquire a property outright by leveraging proceeds from the offering with debt, or only acquiring a fractional interest with or without debt financing. While we may require sellers to grant us the right to manage and control the disposition of the property, in the event that we only acquire a fractional interest, we may encounter challenges to our ability to manage the operations of that property. However, for certain properties we may only acquire a fractional interest without any managerial rights.

We may utilize mortgages and indebtedness/additional capital and therefore you will be subject to risks associated with debt financing. The General Partner anticipates that the company will often use mortgage financing to acquire some or all of the properties in order to permit the ownership of each property with less of an equity investment than if no debt was involved, with the objective of increasing the potential return on invested capital. As a result, the company’s business is subject to the risks normally associated with debt financing, including the risk that the cash receipts from the operation of a property are insufficient to meet the principal and interest payments on such debt. If the company fails to make payments as due on a mortgage, the lender could declare that mortgage in default and institute foreclosure proceedings against the property and, possibly, other properties owned by the company to the extent any loans have been cross-collateralized.

The company could be adversely affected by rising interest rates. Increases in interest rates would increase the company’s interest expense, which could adversely affect the company’s cash flow and the company’s ability to service its debt. In addition, increases in costs of financing may lessen the appeal of some development or acquisition opportunities to the company.

The financial covenants in any loans may limit the company’s flexibility and ability to pay cash flow. These covenants may limit the company’s flexibility in its operations, and breaches of these covenants could result in defaults under the credit facility even if the company has satisfied its payment obligations.

The company does not yet have any commitments for lines of credit or other loan facilities. No assurances can be given that the company will be able to obtain the anticipated debt facilities in the required amounts or obtain alternative financing. In the absence of such debt facilities, the returns to the limited partners may be reduced.

There is a risk that you may not receive distributions at all, or that distributions may not grow over time. We intend to make distributions on a quarterly basis from assets legally available therefore to our limited partners. We have not established a minimum distribution payment level and the amount of our distributions will vary over time. Our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this Offering Circular. All distributions will be made at the discretion of our General Partner and will depend on our earnings, our financial condition, and other factors that our General Partner may deem to be relevant from time to time. Among the factors that could adversely affect our results of operations and impair our ability to pay distributions to our limited partners are:

•	the profitability of the investment of the net proceeds of this offering;

•	our ability to make profitable reinvestments;

•	interest charges or other expenses that reduce our cash flow;

•	defaults in our asset portfolio or other decreases in the aggregate NAV of our portfolio; and

•	the fact that anticipated operating expense levels may not be accurate and actual expense results are higher than estimates.

A change in any one of these factors could affect our ability to make distributions. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions.

We may not be able to make distributions in the future or our General Partners may change our distribution policy in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to pay distributions in excess of our current and accumulated tax earnings and profits, such distributions would generally be considered a return of capital for U.S. federal income tax purposes. A return of capital reduces the basis of a limited partner’s investment in our limited partner units to the extent of such basis and is treated as capital gain thereafter.

We may invest in distressed or properties in similar situations, which increases the risk of a loss. The risks of real estate investment, including those described above, are often heightened in properties which are subject to lender sales and other distressed situations. The properties frequently have experienced a decline in value, and the decline may continue following the acquisition. Also, the properties may be more difficult to sell given the market conditions which gave rise to the lender sale. In addition, the properties need to be carefully evaluated to insure that they don’t require significant refurbishment on account of deferred maintenance and that the company will be able to fill sufficient vacancies to profitably operate the property.

We may not carry enough insurance to cover potential losses. The General Partner intends to arrange for or require comprehensive liability and casualty insurance that is customarily obtained on properties of the type in which the company invests. However, the possibility exists that certain disaster or catastrophic risk insurance (e.g., coverage against casualties caused by acts of war or terrorism) may be unavailable in the future, available only at prices which the General Partner deems prohibitive or be subject to extremely high deductibles, or that the properties will otherwise sustain losses which are not covered by insurance. In the event an uninsured loss occurs with respect to a real estate project in which the company has an interest, the company could suffer the loss of the capital invested and any income and profits that might be anticipated from that investment.

We intend to invest in real estate, which is generally illiquid as an asset class. Real estate investments are not as liquid as other types of assets. Because real estate investments are relatively illiquid, the company’s ability to promptly sell one or more properties or investments in its portfolio in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. The company may be unable to realize its investment objectives by sale, other disposition or refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy.

We may not be able to lease or otherwise monetize the properties we acquire as anticipated. The success of the company’s properties will be largely dependent upon the ability of the General Partner to monetize our investments. In the context of leasing properties we acquire, we will be dependent on the General Partner and/or its leasing and rental agents (whether or not such leasing and rental agents are affiliates of General Partner) to timely lease the properties on favorable terms. A property may incur a vacancy either by the continued default of tenants under leases, the expiration of a lease or the termination by the tenant of a lease. The company may be unable to renew leases or relet space and if such vacancies continue for a long period of time, the company may suffer reduced revenues resulting in less cash available for distribution to you. In addition, because a property’s market value depends principally upon the value of the property’s current and future leases, the resale value of properties with high or prolonged vacancies could suffer, which could further reduce or eliminate any return on your investment. In the context of investments where we acquire (or have acquired) ownership in joint-ventures and/or special-purpose vehicles that own real-estate, we will be dependent on the ability of the managers of those vehicles to monetize real estate owned by the vehicle – and we may have little to no control over how those assets are managed. Finally, for properties that we intend to sell outright, we may not be able to sell those properties on favorable terms, or at all.

Tenant defaults could negatively impact our expected revenues. At any time, any of the company’s tenants may fail to make rental payments when due, decline to extend a lease upon its expiration, become insolvent or declare bankruptcy. Tenant defaults may adversely affect the property value of the company’s investments and the company’s distributable cash flow. Property values and the company’s distributable cash flow would be adversely affected if tenants are unable to meet their obligations to the company. In the event of default by tenants, the company may experience delays and incur substantial costs in enforcing the company’s rights as landlord. Upon a default, the company may not be able to relet the space or to relet the space on terms that are as favorable to the company as the defaulted lease, which could adversely affect the company’s financial results. Further, a tenant may elect to remain in a property after defaulting on the terms of their lease, and the company may need to take legal and other actions in order to prepare the property to be relet.

The company is subject to risk related to development and re-development of properties. The company may engage in real estate development and/or re-development. To the extent that the company invests in such development activities, it will be subject to the risks normally associated with such activities. Such risks include, without limitation, risks relating to the availability and timely receipt of zoning and other regulatory approvals, the cost and timely completion of construction (including risks beyond the control of the company, such as weather or labor conditions or material shortages), general market and lease-up risk, and the availability of both construction and permanent financing on favorable terms. These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development activities once undertaken, any of which could have an adverse effect on the financial condition and results of operations of the company and on the amount of funds available for distribution to the limited partners.

The company will have to conduct its own due diligence on potential investment properties. There is generally limited publicly available information about real properties, and the company must therefore rely on due diligence conducted by the General Partner and/or its affiliates. Should the General Partner’s and/or its affiliates’ pre-acquisition evaluation of the physical condition of each new investment fail to detect certain defects or necessary repairs, the total investment cost could be significantly higher than expected. Furthermore, should the General Partner’s estimates regarding the current or anticipated occupancy rate and rate payments end up being too high (e.g., from rental rate caps, limits on subsidized rents or limits on eviction), or the estimates on the costs of maintenance and/or improving an acquired property prove too low, its assumptions regarding the current or anticipated occupancy rate and rate payments end up being too high, or its estimates of the time required to develop or achieve occupancy prove too optimistic, the profitability of the investment may be adversely affected.

Your interest in us will be diluted if we issue additional units, which could reduce the overall value of your investment. In the future, we may raise capital through the issuance additional units in our company. To the extent we issue additional units after your purchase in this offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value and fair value of your units.

Risks Related to Compliance and Regulation

Changes in property taxes could impact our revenues. Each of the company’s properties will be subject to real and personal property taxes. These taxes on the company’s properties may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. Many states and localities are considering increases in their income and/or property tax rates (or increases in the assessments of real estate) to cover revenue shortfalls. If property taxes increase, it may adversely affect the company’s financial results.

As property owners, we will be subject to environmental risks. Ownership of properties involves environmental risks. Federal, state and local laws and regulations to protect the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at such property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination arising from that site. Insurance for such matters may not be available. Additionally, new or modified environmental regulations could develop in a manner which could adversely affect the company.

Environmental laws also govern the presence, maintenance and removal of asbestos. Such laws require that owners or operators of buildings containing asbestos (i) properly manage and maintain the asbestos, (ii) notify and train those who may come into contact with asbestos and (iii) undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. Such laws may impose fines and penalties on building owners or operators who fail to comply with these requirements. These laws may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

Failure by the company to uncover and adequately protect against environmental issues in connection with a property investment may subject the company to liability as owner of such property.

We may need to modify our properties to comply with state and federal laws including the Americans with Disabilities Act. The company’s properties may be subject to the Americans with Disabilities Act (the “ADA”). The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. The company will attempt to place the burden on sellers or other third parties, such as a tenant, to ensure compliance with the ADA. However, no assurance can be given that the company will be able to allocate responsibilities in this manner. If the company cannot, its cash resources used for ADA compliance will reduce cash available for distributions. In addition, the company will be required to operate its properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to the company’s properties. The company may be required to make substantial capital expenditures to comply with those requirements

The General Partner of the company does not intend to register as an investment advisor. The General Partner is currently not registered as an “investment adviser” and intends to operate pursuant to an exemption from registration as an “investment adviser” under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act ”). Investors in the company, therefore, will not have the protections that may be deemed to be afforded to investors under this act. Further, if our General Partner were required to register as an investment adviser either at the state level or under the Investment Advisers Act but failed to do so or failed to avail itself of the services of a registered investment adviser, our General Partner could be prohibited from acting as our General Partner, and criminal and civil actions could be brought against it. In such case, it could have a material negative impact on our business. An affiliate of the General Partner is in the process of registering as an investment adviser in the State of California. If and when such registration occurs, we intend to utilize the services of that affiliate.

Structuring our business to avoid registration under the Investment Company Act imposes limits on our operations, which may adversely affect our results. We intend to continue to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. We anticipate that we will hold real estate and real estate-related assets described below (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries, and, (iv) to a lesser extent, through minority-owned joint venture subsidiaries.

We expect to use substantially all of the net proceeds from this offering (after paying or reimbursing organization and offering expenses) to invest in the acquisition of multi-family value-add properties. We may also invest in commercial properties that can be repurposed, ground-up developments, and, to a lesser extent, real estate-related debt, other real estate-related assets, and non-real estate related assets.

In connection with the Section 3(a)(1)(A) and Section 3(a)(1)(C) analysis, the determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting security as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. We also treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the General Partner (in a General Partner-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. We have not asked the SEC staff for concurrence of our analysis, our treatment of such interests as voting securities, or whether the Controlled Subsidiaries, or any other of our subsidiaries, may be treated in the manner in which we intend, and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

Furthermore, although we intend to monitor the assets of our subsidiaries regularly, there can be no assurance that our subsidiaries will be able to maintain their exclusion from registration.

Any of the foregoing could require us to adjust our strategy, which could limit our ability to make certain investments or require us to sell assets in a manner, at a price or at a time that we otherwise would not have chosen. This could negatively affect the value of our limited partnership interests, the sustainability of our business model and our ability to make distributions.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

o	limitations on capital structure;

o	restrictions on specified investments;

o	restrictions on leverage or senior securities;

o	restrictions on unsecured borrowings;

o	prohibitions on transactions with affiliates; and

o	compliance with reporting, record-keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us.

Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, if we purchase or sell any real estate assets to avoid becoming an investment company under the Investment Company Act, our net asset value, the amount of funds available for investment and our ability to pay distributions to our limited partners could be materially adversely affected.

We anticipate that many of our investors will be non-US persons, and therefore reliant on their home countries regulations. We anticipate that a large percentage of our investments will generate from foreign countries including but not limited to China, India, UK, Vietnam, Canada, Japan, Mexico, and Brazil. To the extent there are regulatory changes in those countries it may limit investors abilities to invest and participate in this offering. Further, if relations between the United States and some of these countries worsen, investors may be unwilling to hold or buy our limited partnership interests. Moreover, we will be relying on representations from such investors that they may legally invest, if those representations are inaccurate, the company may incur liability. Without this source of investment we most likely will not be able to meet our fundraising goal and we will be limited in scope of what we will be able to do with the investment.

Tax Risks

The income tax aspects of an investment in the company are complicated, and each investor should review them with his, her or its own professional advisors familiar with the investor’s particular income tax situation and with the income tax laws and regulations applicable to the investor and limited liability companies. The company expects to be treated as a partnership for federal income tax purposes, with the result that the investors, not the company, will be taxed on the company’s recognized income and gain. Investors will have this income tax liability even in the absence of cash distributions and thus may have taxable income and income tax liability arising from their investments in the company in years when they receive no cash distributions from the company. In addition to federal income taxes, each investor may incur income tax liabilities under the state or local income tax laws of certain jurisdictions in which the company will operate, as well as in the jurisdiction of that investor’s residence or domicile. State and local income tax laws vary from one location to another, and federal, state and local income tax laws are both complex and subject to change.

There may be future substantial tax law changes. Legislative, judicial or administrative changes may be forthcoming which would adversely affect an investor’s investment in the company. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date of such changes. Prospective purchasers of limited partners interests are urged to consult their own counsel or other tax advisor regarding the current status of any such proposals and their potential impact on the company.

The company may be audited which could subject a member to tax liability. The company’s income tax returns may be audited by the IRS. Any audit of the company could result in an audit of a member’s tax return, causing adjustments of items unrelated to investment in the company, in addition to adjustments to various partnership items. In the event of any such adjustments, a member may incur attorneys’ fees, court costs and other expenses contesting deficiencies asserted by the IRS. A member may also be liable for interest on any underpayment and certain penalties from the date tax was originally due. Unless the company elects otherwise, the tax treatment of all partnership items will generally be determined at the partnership level in a single proceeding rather than in separate proceedings with each member, and the General Partner would be primarily responsible for contesting federal income tax adjustments proposed by the IRS. In this connection, the General Partner could extend the statute of limitations as to all limited partners and, in certain circumstances, could bind limited partners to a settlement with the IRS.

You will be responsible for tax payments even if you do not receive a distribution. Limited partners will be required to report their distributive share of the taxable income of the company. Although the company may make distributions to the limited partners for them to satisfy taxes imposed on them in respect of their distributive units of the company’s taxable income, the General Partner will have full discretion whether or not to make any such distributions. The Limited Partnership Agreement does not require the General Partner to make mandatory tax distributions.

Risks Related to our Securities

We have generated minimal revenues from operations to date, and are still reliant on this offering to fund our operations. We have generated minimal revenues to date. In order to make new investments, we expect to be wholly dependent upon our ability to finance our operations from the sale of equity or other financing alternatives. We cannot assure you that we will be able to successfully raise capital. The failure to successfully raise capital could result in our bankruptcy or other event that would have a material adverse effect on us and on the value of your limited partnership interests.

It will be difficult to sell and/or redeem the units. There has been no active public market for our units prior to this offering and an active trading market may not be developed or sustained following this offering, which may adversely impact the market for units and make it difficult to sell your units. There is no formal marketplace for the resale of our units. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their securities as collateral.  Over-the-counter markets have from time to time experienced significant price and volume fluctuations. As a result, the market price of our units (if any market were to develop) may be similarly volatile, and holders of our units may from time to time experience a decrease in the value of their units, including decreases unrelated to our operating performance or prospects. Further, the units may only be transferred to the extent such a transfer would not impact our tax status and is in compliance with securities laws. The price of our limited partners interests could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this Offering Circular. Moreover, our redemption plans includes restrictions that would limit your ability regarding the sale of your units and our General Partner, its sole discretion, could amend, suspend or terminate our redemption plan without notice, see “Securities Being Offered —Redemption Plan.” Due to the illiquid nature of the units, investors should be prepared to hold the units for an indefinite period of time.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.  In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement, other than those arising under federal securities laws in state or federal courts located in the State of Delaware. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement. Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreement other than those arising under the federal securities laws.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim not arising under the federal securities laws against the company in connection with matters arising under the subscription agreement, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the units are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the units or to the transferor with regard to ownership of the units, that were in effect immediately prior to the transfer of the units, including but not limited to the subscription agreement.

Using a credit card to purchase units may impact the return on your investment as well as subject you to other risks inherent in this form of payment. Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the units you buy. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

Risk Related to Conflicts of Interest

There are conflicts of interest between us, our General Partner and its affiliates. Some of our General Partner’s executive officers or members are affiliated in companies that may provide services to us, including debt financing for our projects. Fees for services of the General Partner and affiliates to the company are not the result of arm’s length negotiations. Some of the conflicts inherent in the company’s transactions with the General Partner and its affiliates, and the limitations on such parties adopted to address these conflicts, are described below. The company, the General Partner and their affiliates will use their best efforts to try to balance the partnership’s interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than the partnership, these actions could have negative impact on our financial performance and, consequently, on distributions to holders of our limited partnership interests.

The interests of the General Partner, its principals, and its other affiliates may conflict with your interests. The Limited Partnership Agreement provides the General Partner with broad powers and authority, which may result in one or more conflicts of interest between your interests and those of the General Partner, its principals and its other affiliates. Potential conflicts of interest include, but are not limited to, the following:

•	the General Partner, its principals and/or its other affiliates may originate and offer other real estate investment opportunities, including additional blind pool offerings similar to this offering, and may make investments in real estate assets for their own respective accounts, whether or not competitive with our business;

•	affiliates of the General Partner may compete with us with respect to certain investments which we may want to acquire, and as a result we may either not be presented with the opportunity or have to compete with the affiliates to acquire these investments. The General Partner and our officers may choose to allocate favorable investments to its affiliates instead of to us. The ability of the General Partner, its officers and individuals providing services to the General Partner to engage in other business activities may reduce the time the General Partner spends managing us;

•	the General Partners, its principals and/or other affiliates are not required to devote all of their time and efforts to our affairs. During turbulent conditions in the mortgage industry, distress in the credit markets or other times when we will need focused support and assistance from the General Partner, other entities for which the General Partner may also acts as an investment manager will likewise require greater focus and attention, placing the General Partner’s resources in high demand. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if the General Partner did not act as a manager for other entities;

•	we pay the General Partner management fees regardless of the performance of our portfolio. The General Partner’s entitlement to compensation that is not performance-based might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our limited partners and the value of our units;

•	the General Partner is entitled to a three percent asset management fee, which is payable on all assets in our portfolio, including any investments acquired through debt financing. As a result, the General Partner may have an incentive to seek debt financing in order to increase assets under management and earn the increased asset management fee;

•	the General Partner, its principals and its other affiliates will not be required to disgorge any profits or fees or other compensation they may receive from any other business they own separately from us, and you will not be entitled to receive or share in any of the profits return fees or compensation from any other business owned and operated by the General Partner its principals and/or its other affiliates for their own benefit; and

•	we may engage the General Partner or affiliates of the General Partner to perform services at prevailing market rates. Prevailing market rates are determined by the General Partner based on industry standards and expectations of what the General Partner would be able to negotiate with third parties on an arm’s length basis.

We have agreed to limit remedies available to us and our limited partners for actions by the General Partner. The General Partner is a fiduciary to the company and as such, is required to act in our best interests. But we and our limited partners will only have recourse and be able to seek remedies against the General Partner to the extent it breaches its obligations pursuant to our Limited Partnership Agreement. Furthermore, we have agreed to limit the liability of the General Partner and to indemnify the General Partner against certain liabilities. These provisions are detrimental to our limited partners because they restrict the remedies available to them for actions that without those limitations might constitute breaches of duty, including fiduciary duties, and could reduce returns for limited partnership interests. By purchasing our limited partnership interests, you will be treated as having consented to the provisions set forth in the Limited Partnership Agreement. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the Limited Partnership Agreement because of our desire to maintain our ongoing relationship with the General Partner.

DILUTION

Under our limited partnership agreement, we have authority to issue an unlimited number of additional units. After your investment in this offering, the General Partner may elect to sell additional units in this or future public or private offerings, or issue units as compensation to certain parties. To the extent we issue additional units after you purchase units in this offering, your percentage ownership interest in our company will be diluted.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

We are offering a maximum of 14,400,000 units representing limited partnership interests on a “best efforts” basis for up to $72,000,000. Under Regulation A, the company may only offer $75 million securities during a rolling 12-month period. The $72,000,000 approximately represents the maximum amount of securities we may offer as of the date of this Offering Circular under Regulation A, due to amounts raised under our prior Reg A Offering described elsewhere in this Offering Circular. From time to time, we may seek to qualify additional units.

We will use our existing website and offering page, www.caltier.fund, as our offering page, where investors can invest in our offering. We will also use blogs and other social media to provide notification of the offering. Persons who desire information will be directed to www.caltier.fund.

The cash price per unit is $5.

The minimum investment is $500 for US persons or $5,000 for Non-US persons. Investors may purchase additional limited partnership interests in minimum increments of $50 for US persons and $1,000 for Non-US persons.

We intend to market the limited partnership interests in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on its own website (www.caltier.fund) or third-party websites.

This offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion. At least every 12 months after this offering has been qualified by the Commission, the company will file a post-qualification amendment to include the company’s recent financial statements. The offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the offering statement of which this Offering Circular forms a part may be used for up to three years and 180 days under certain conditions. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us. To the extent there are irrevocable funds in escrow, we expect to hold closings as soon as practical and no later than 14 days after confirmation that an investor’s funds are irrevocable.

Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on www.caltier.fund.

The company is offering its securities in all U.S. states other than Washington.

No Selling Limited Partners

No securities are being sold for the account of limited partners; all net proceeds of this offering will go to CalTier Fund I, LP.

The Broker-Dealer

The company has engaged Castle Placement, LLC (“Castle”), a FINRA/SIPC member firm, as the broker-dealer of record in order to provide certain compliance and administrative services.

The company has engaged Castle to perform the following administrative and compliance related functions in connection with units sold this offering, but not for underwriting or placement agent services:

•	Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer of the company;

•	Review each investor’s subscription agreement to confirm such investors participation in the offering, and provide a determination to company whether or not to accept the use of the subscription agreement for the investors’ participation;

•	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor;

•	Not provide any investment advice nor any investment recommendations to any investor;

•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in its performance pursuant to the terms of the agreement (e.g. as needed for AML and background checks);

•	Coordinate with third party providers to ensure adequate review and compliance;

•	Completing appropriate due diligence on company and its principals;

•	Identifying prospective investors and providing a teaser and/or investor presentation to those investors;

•	Conducting a mock investor call with company and sharing insights and suggestions with company regarding positioning and marketing the opportunity to Investors in calls and meetings;

•	Assisting company in connection with investors throughout the entire process through each closing;

•	Reviewing and helping to prepare written material and forecasts prepared by company such as the investor presentation, financial model, and final definitive documents;

•	Working with the company to provide information, answer questions, and follow-up with investors;

•	Including this offering on castleplacement.com and CPGO (Castle’s proprietary app) for prospective investors to review;

•	Providing company with detailed information on CPGO regarding the status of each investor currently interested in the offering, and allowing company to communicate with investors directly through CPGO; and

•	Assisting in arranging and closing the offering.

While investment in this offering will be facilitated through the company’s landing page www.caltier.fund, Castle may also provide information regarding this offering on its own website, castleplacement.com, which will direct investors to the company’s website, should they choose to make an investment.

As compensation for the services listed above, the company has agreed to pay Castle a commission equal to 1.5% of the amount raised from investors in the offering to support the offering on all newly invested funds after the issuance of a No Objection Letter by FINRA. In addition, the company will pay Castle to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Castle, such as, among other things, preparing the FINRA filing and due diligence expenses, working with the company’s SEC counsel in providing information to the extent necessary, and any other services necessary and required prior to the issuance of the No Objection Letter. However, Castle will not incur any expenses above $500 without the prior written consent of the company.

Assuming that all of the 14,400,000 limited partnership interests are sold to investors, the company estimates that the total amount payable to pay Castle would be $1,110,000 for a fully-subscribed offering ($1,080,000 in commissions and up to $30,000 to cover expenses). The company notes that, in the event the company does not pay amounts owed to Castle as required pursuant to its engagement agreement with Castle, amounts owed to Castle will incur a penalty in the form of an 18% annual interest rate on the unpaid amount owed to Castle, computed on a daily basis, until such amounts are repaid to Castle (up to a maximum penalty of $300,000). As such, if the Company incurs a penalty under the engagement agreement, the Company estimates the maximum amount payable to Castle under the engagement agreement in connection with this offering would be $1,410,000 ($1,080,000 in commissions, $30,000 to cover expenses, and $300,000 in penalties). A copy of the company’s engagement agreement with Castle and the addendums thereto are included as exhibit 1.1 to the offering statement of which this offering circular forms a part.

The Transfer Agent

We have engaged Vertalo, Inc., as our registered transfer agent. This compensation consists of $1,000 per month.

Investors’ Tender of Funds and Return of Funds

After an investor executes a subscription agreement, upon a written request for such rescission, those funds will be revocable until the thirty days after the signing of the related subscription agreement (the “Closing Criteria”). Under the agreement between the company and the escrow agent, and except as stated above, subscribers have no right to a return of their funds during the one year following qualification by the Securities and Exchange Commission. For the avoidance of doubt, if the Closing Criteria have been reached for your investment, and the company has yet to hold a Closing on your funds, you will not be entitled to request the return of your funds; however, in the event of a liquidation or dissolution of the company should occur before the company has held a Closing (as defined below) covering your funds, you will be refunded your investment without interest or deduction. In the event that the offering is terminated (including due to liquidation and dissolution of the company), investor funds held in escrow will promptly be refunded to each investor in accordance with Rule 10b-9 under the Securities Exchange Act of 1934. If a subscription is rejected or if a recession is requested, all funds will be returned to subscribers within thirty days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber.  The escrow agent has not investigated the desirability or advisability of investment in the units nor approved, endorsed or passed upon the merits of purchasing the securities. The company has engaged North Capital as the escrow agent for the offering.

After the Offering Statement has been qualified by the Securities and Exchange Commission, we may accept the tender of funds for whole or fractional units. The funds tendered by potential investors will be held by the Escrow Agent, and will be transferred to the company upon Closing or returned to the investors as discussed above. Each time the company accepts funds (either transferred from the Escrow Agent or directly from the investors) from investors that have met the Closing Criteria is defined as a “Closing”, and each date for which a Closing is declared is a “Closing Date”. Each Closing is only expected to last one day. The company will accept subscriptions from investors that have met the Closing Criteria on the Closing Date. However, investors that have met the Closing Criteria after the Closing Date will not be included in that Closing, and will be part of the next available Closing, which the company expects to be as soon as practical but no later than 14 days after an investor has met the Closing Criteria. We may close on investments on a “rolling” basis (so not all investors will receive their units on the same date). Once the Closing Criteria has been met, investors will receive a notification regarding that their investment will be included in the next available Closing. Upon a Closing, investors will receive a notification regarding their units and funds tendered by investors will be made available to the company. The escrow agreement can be found in Exhibit 8.1 to the Offering Statement of which this Offering Circular is a part.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the units in this offering, you should complete the following steps:

Go to www.caltier.fund, click on the “Start Here” button; and click on “Invest Now”.

•	Complete the online investment form;

•	Deliver funds directly by check, wire, debit card, credit card or electronic funds transfer via ACH to the specified account (note – investments via credit card will be limited to a $1,000 maximum investment, and investors will be responsible for paying any credit card processing fees related to their investment);

•	Once funds are received an automated AML check will be performed to verify the identity and status of the investor;

•	Once AML is verified, investor will electronically receive, review, execute and deliver to us a Subscription Agreement.

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision.

For investors who invest at least $5,000 in the company and invest through Alto Solutions, Inc., using a self-directed IRA, the company will reimburse the cost of the self-directed IRA.

Advertising, Sales and other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, the past performance of the company and its affiliates, property brochures, articles and publications concerning real estate, or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our units, these materials will not give a complete understanding of this offering, us or our units and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in our units.

USE OF PROCEEDS TO ISSUER

The company estimates that if it sells the maximum amount of $72,000,000 from the sale of units in this offering, which represents the value of units available to be offered as of the date of this Offering Circular out of the rolling 12-month maximum offering amount of $75 million, the net proceeds to the issuer in this offering will be approximately $61,200,000, after deducting the estimated offering expenses of approximately $10,800,000.

We expect to use substantially all of the net proceeds from this offering (after paying or reimbursing organization and offering expenses) to invest in the acquisition of property for the value-add and sale of multi-family properties. We may make our investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns. We expect that any expenses or fees payable to our General Partner for its services in connection with managing our daily affairs, including but not limited to, the selection and acquisition or origination of our investments, will be paid from cash flow from operations. If such fees and expenses are not paid from cash flow (or waived) they will reduce the cash available for investment and distribution and will directly impact our net profit and net loss. See “Management Compensation” for more details regarding the fees that will be paid to our General Partner and its affiliates. Many of the amounts set forth in the table below represent our General Partner’s best estimate since they cannot be precisely calculated at this time.

We may not be able to promptly invest the net proceeds of this offering in property for the purchase of multi-family property and other select real estate-related assets. In the interim, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments may not earn as high of a return as we expect to earn on our real estate-related investments.

We are budgeting for a total of $10,800,000 of marketing, commissions and expenses payable to Castle, legal and other offering expenses (based on a fully subscribed offering of $72 million). If we raise less money, variable offering costs will decrease proportionately.

	25% of the Maximum Offering Amount	50% of the Maximum Offering Amount	75% of the Maximum Offering Amount	100% of the Maximum Offering Amount
Gross Offering Proceeds	$18,000,000	$36,000,000	$54,000,000	$72,000,000
Offering Expenses (1)(2)	$2,700,000	$5,400,000	$8,100,000	$10,800,000
Net Proceeds/Estimated Amount Available for Investments	$15,300,000	$30,600,000	$45,900,000	$61,200,000

(1)        The company has engaged Castle Placement, LLC as our broker-dealer. The company will pay Castle a commission equal to 1.5% of the amount raised from investors in this offering. See “Plan of Distribution and Selling Securityholders” for a description of our arrangement with Castle. We will reimburse our General Partner for organization and offering costs. See “Management Compensation” for a description of additional fees and expenses that we will pay our General Partner.

(2)        Amount reflected is an estimate. Includes all expenses to be paid by us in connection with the qualification of the offering, fees and commissions to Castle, the marketing and distribution of the units, including, without limitation, expenses for printing, engraving and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, internet and other telecommunications costs, all advertising and marketing expenses, including expenses associated with marketing this offering and our residential spaces, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of units under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. See “Plan of Distribution.”

If we raise $18,000,000, we anticipate approximately $9,900,000 will be used for to acquire equity in real estate assets, either directly or through joint-venture opportunities. We would target for acquisition a multi-family, value-add asset(s) with a purchase price of $1,000,000 to $5,000,000 in throughout the United States of which most funds will be used for expenses to acquire, secure financing, improve/remodel and manage the property(ies). We anticipate real estate properties we seek to acquire will consist of 2 to 20 residential units. Any remaining funds, but no more than 45% of remaining net proceeds, may be invested into real estate related funds and non-real estate related funds with remaining net proceeds reserved for operations, administrative and marketing expenses.

If we raise the maximum offering amount of $72,0000,000, we anticipate approximately $39,600,000 of those funds would be used as purchase equity for acquisition and renovation of multi-family value-add asset(s) with a purchase price(s) of $3,000,000 to $30,000,000 throughout the United States of which all funds will be used for expenses to acquire, financing, improve and manage the property(ies). We would aim to make 4–8 acquisitions per year. Up to 45% of remaining net proceeds may be invested into real estate related funds and non-real estate related funds with remaining net proceeds reserved for operations, administrative and marketing expenses.

The company reserves the right to change the above uses of proceeds if management believes it is in the best interests of the company.

The allocation of the net proceeds of the offering set forth above represents the company’s estimates based upon its current plans, assumptions it has made regarding the industry and general economic conditions and its future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of the company’s management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of the company’s actual expenditures will depend upon numerous factors, including market conditions, cash generated by the company’s operations (if any), business developments and the rate of the company’s growth. The company may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that the company does not raise the entire amount it is seeking, then the company may attempt to raise additional funds through private offerings of its securities or by borrowing funds.

THE COMPANY’S BUSINESS

The CalTier Fund I, LP is a Delaware limited partnership formed on January 23, 2019 to invest primarily in multi-family real estate properties in the United States. The company is managed by General Partner, CalTier Inc. (formerly CalTier Realty, LLC) a Delaware corporation. The General Partner was formed in 2017 to be a fund management and real estate acquisition company focusing on opportunities throughout the United States. CalTier Inc.’s focus is to safely bring international capital from ultra-high wealth individuals, family offices, and institutional partners into the United States alongside United States accredited and non-accredited investors and deploy funds into high yield real estate acquisitions. CalTier Inc. has been created by a group of professionals, all successful in their own fields, to take advantage of a unique moment in time within the global economy, foreign direct investment and U.S. real estate market. We believe that CalTier Inc. has extensive relationships across the United States with those who have access to real estate opportunities, including off-market real estate, that fit the company’s target investment criteria.

We are externally managed by our General Partner, CalTier Inc. Our General Partner has the authority to make all of the decisions regarding our investments, subject to the limitations in our Limited Partnership Agreement and the direction and oversight of our General Partner’s investment committee. Our General Partner also provides asset management, marketing, investor relations and other administrative services on our behalf. As such, we do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us.

Our General Partner has not participated as a Manager or a Sponsor in any previous direct participation programs as defined in FINRA Rule 2310(a)(18) and 2310(b)(3)(D).

Our Real Estate Assets

Wholly-Owned Properties

As of the date of this Offering Circular, we own the following properties:

The Legend Condo

Address	325 7th Avenue, #1101, San Diego, CA 92101

Type of Property	Condominium

APN / Parcel ID	535-563-37-01

Building Class	A

Square foot	1,129 square feet

Occupancy	Currently occupied (Renter)

Capital improvements	None planned.

Total spent or intended to be spent on capital improvements	$0

Purchase Price	$790,000

Date of Purchase (Month/Year)	November 2021

Debt on property	$600,000 loan (1)

Est. Rental Income	$84,000 per year (2)

(1)       Represents the loan with Velocity Commercial Capital, LLC . See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Indebtedness” for more information on this loan.

(2)       We started receiving rental income on this property beginning in January 2022 of $7,000 per month. Estimate above is based on this rental income received on a yearly basis.

Lake Elsinore

Address	36 Lakeshore Dr., Lake Elsinore, CA 90018

Type of Property	Undeveloped waterfront property

APN / Parcel ID	374-201-001

Acreage	1.22 acres.

Development Plans	We intend to develop this property – either directly, or through an affiliate. Our development plan consists of a 36-unit multi-family and mixed use development. This development is intended to be a water-front property consisting of a diverse unit mix of 1 bedroom/1 bathroom, 2 bedrooms/2 bathrooms, 3 bedroom/2 bathrooms, retail units, a clubhouse, pool, and workspace. Development has not commenced as of the date of this Offering Circular. Anticipated completion of this development is Q3 2023 – although this is a rough estimate, and there is no guarantee this will occur. If we do not develop this property directly, we would likely sell the property to an affiliate, who would then develop the property.

Total Cost of Development (Estimated)	$14,500,000

Purchase Price	$550,000

Date of Purchase (Month/Year)	October 2022

Debt on property	None to date

Est. Rental and Other Income	$1,225,000 per year (Assuming development by the company. If the company does not develop the property, it intends to sell the property at prevailing market rates).

Joint Venture Properties

As of the date of this Offering Circular, we have made investments into the following properties through joint-venture investments, pursuant to which we acquired a share of ownership in an entity that owns the properties below. Our Company did not utilize debt in purchasing the interests set forth in the table below.

Asset Name	Zip Code	# of Units	Date of Investment	Ownership Acquired	Approximate Investment Cost	Asset Class
The Lodges at Glenwood (1)	84604	194	3/2021	0.16%	$10,000	Class B
Lakewood Apartments (2)	77590	88	3/2021	1.19%	$25,000	Class C
Raintree Commons (3)	84604	154	5/2021	0.11%	$15,000	Class B
Apple Lane Apartments (4)	66049	75	7/2021	1.61%	$25,000	Class C
The Vue Apartments (5)	78752	156	10/2021	0.29%	$25,000	Class B
506 South Apartments (6)	77598	180	12/2021	0.48%	$25,930	Class C
APEX Apartments (7)	76105	152	5/2022	2%	$100,000	Class C
Pinpoint RVA Portfolio (8)	23219 23220	185	8/2022	1.2%	$200,000	Class B
Sundance Income and Growth OP (9)	Various	3,987+	10/2022	0.4%	$100,000	N/A
Sabine Lofts (10)	77007	198	10/2022	4.8%	$50,000	Class B
Avenue Grove (11)	77098	270	2/2023	0.3%	$200,000	Class A

(1)	In March, 2021, we purchased an ownership interest in RS Glenwood Investors, LLC, a Utah limited liability company (“Glenwood”). Glenwood is a special purpose entity that owns a 1156-bed, 194 unit student housing complex located in Provo, Utah within walking distance from Brigham Young University. The property was built in 1978 and historically, the property has been 98-100% occupied. This project is a low-leverage deal at 60% Loan-To-Value (LTV) with a value-add potential. As of the date of this Offering Circular, the Company has received a 8.45% return on its investment.
(2)	In March, 2021, we purchased an ownership interest in CC Lakewood Apts, LLC, the special purpose entity (“Lakewood”) that owns Lakewood Apartments, an 88-unit multi-family property located in Texas City, Texas within the Houston MSA just a short drive to downtown Houston and 30 minutes from William P. Hobby International Airport. The property is well-located near major employment centers such as NASA, Landry’s headquarters, Valero, Moody’s National Bank, and University of Texas Medical Branch. The property has been renovated and as of the date of this offering, the company has received a 23.4% return on its investment.
(3)	In May, the company purchased an ownership interest in RS Raintree Investors, LLC, a Utah limited liability company (“Raintree”). Raintree is a special purpose entity that owns Raintree Commons, a 924-bed, 154 unit student housing complex located in Provo, Utah serving the students at Brigham Young University. Raintree was built in 1971 and has consistently been over 98% occupied. As of the date of this offering, the Company has received a 7.64% return on its investment.
(4)	In July, 2021, we purchased an ownership interest in Apple Lane Investors, LLC, a special purpose entity (“Apple Lane”) that owns the Apple Lane Apartments, a 75-unit student housing property located in Lawrence, Kansas, home of the University of Kansas. Apple Lane was built in 1984 and has historically been near 100% occupied. The property is within walking distance of campus. As of the date of this offering, the Company has received a return of 7.08% on its investment.
(5)	In September, 2021, we purchased an ownership interest in LPRE Vue, LLC, a Delaware limited liability company (“The Vue”). The Vue is a special purpose entity that owns the Vue Apartments, a 156-unit multi-family property located in Austin, Texas. The Vue was built in 1999 and is located across the street from an elementary school, 15 minutes from Downtown Austin, and 10 minutes from the Austin-Bergstrom International Airport. As of the date of this offering, we have received a 120.72% return on our investment.
(6)	In December, 2021, we purchased an ownership interest in CC 506 South, LLC, a special purpose entity (“506 South”) that owns the 506 South Apartments, a 180-unit multi-family property built in 1969. 506 South is located in Webster, Texas, a suburb of Houston, Texas. 506 South is within walking distance to brand new schools and was acquired with an average of $231 below market rent delta. As of the date of this offering, we have received a 0.79% return on our investment.
(7)	In May, 2022, we acquired an ownership interest in Apex Fort Worth Partners, LLC, a Nevada limited liability company (“Apex“). Apex is a special purpose entity that owns a 152 unit property located in Fort Worth, Texas valued at $13,700,000. This property is an apartment complex built in 1968 and contains sixteen 1-bedroom units, ninety-six 2-bedroom units, and forty 3-bedroom units. The total square footage is 134,800. The property is currently revenue producing, and the company is entitled to a proportionate share of revenues produced by the property based on its ownership interest. To date, we have earned 1.82% in revenue from this property. Apex is managed by Apex FW Manager, LLC, which consists of Bakerson, LLC and Camino Verde Group, LLC. As of the date of this Offering Circular, we have received a 5.78% return on our investment.
(8)	In August 2022, the company purchased an ownership interest in Pinpoint RVA Investors, LLC, a Virginia limited liability company (“Pinpoint”). Pinpoint is a special purpose entity that acquired a portfolio of properties located in Richmond, Virginia, totaling 185 units valued at $38,750,000. The portfolio consists of Marshall Park Townhomes, a 41-unit residential property with 2 apartments and 39 townhomes. Grace & Monroe Apartments is a 57-unit multi-family apartment complex. District Square Apartments is a 58-unit multi-family apartment complex. Broadway Apartments is a 29-unit mixed-use property with 27 residential apartments and 2 commercial units. The properties are currently revenue producing, and the company is entitled to a proportionate share of revenues produced by the properties based on its ownership interest in Pinpoint. As of the date of this Offering Circular, we have received a 2.74% return on our investment.
(9)	In September 2022, we closed on a purchase agreement with Sundance Bay Income and Growth OP, LP (“Sundance”), a multi-family income and growth fund consisting of a portfolio of core-plus and value-add multi-family assets, pursuant to which we invested $100,000 into Sundance in exchange for an approximately 0.4% ownership interest in Sundance at the time of our investment. As of June 30, 2022, Sundance had invested into 22 multi-family assets consisting of 3,987 units and a total gross asset value of $656,925,000. The 22 multi-family assets are located in the following states: Georgia, Utah, Arizona, South Carolina, and Texas. The properties owned by Sundance are currently revenue producing, and the company will be entitled to a proportionate share of revenues produced by the properties based on its ownership interest in Sundance. As of the date of this Offering Circular, the company has not received revenues from its investment in Sundance. The company expects its first revenues from this investment will be earned in Q1 of 2023.
(10)	In October 2022, we closed an agreement with Sabine Investors, LP, a limited partnership (“Sabine”) pursuant to which. we purchased $50,000 worth of units in Sabine, for an approximately 4.8% ownership interest in Sabine. Sabine is a special purpose entity that is acquiring “Sabine Lofts” - a 198-unit boutique, loft-style mid-rise multifamily community with value-add opportunity located along the Buffalo Bayou, minutes from downtown Houston, Texas. The property is currently revenue producing, and the company will be entitled to a proportionate share of revenues produced by the property based on its ownership interest. As of the date of this Offering Circular, the company has not received revenues from its investment in Sabine The company expects its first revenues from this investment will be earned in Q1 of 2023.
(11)	In February 2023, we closed an agreement with LB Heights, LLC, a limited liability company (“LB”) pursuant to which. we purchased $200,000 worth of units in LB for a 40% membership interest in LB. LB is a special purpose entity that is the general partner of 3815 Eastside, LP, a limited partnership acquiring “Avenue Grove” - a 270-unit concrete apartment complex and sole residential community at the doorstep of Levy Park, a vibrant urban greenspace located in Houston, Texas. The property is walkable to Houston’s most prestigious neighborhoods, popular employment centers, and top-tier retail and entertainment centers. The property is currently revenue producing, and the company is entitled to a proportionate share of revenues produced by the property based on its ownership interest. As of the date of this Offering Circular, the company has not received revenues from its investment in LB. The company expects its first revenues from this investment will be earned in Q3 of 2023.

Investment strategy

Real estate properties are marketed as three different types of classes – Class A, Class B and Class C. These classes provide a shorthand way to describe attributes of properties. These are not exact classifications but generally real estate assets within a class have similar characteristics.

The highest quality buildings are Class A; some characteristics include that they tend to be:

•	built within the past 15 years;

•	low vacancy rates, high income tenants and high rents;

•	desirable location and professionally managed; and

•	no significant maintenance issues.

Class B is the next highest asset class, some characteristics include that they tend to be:

•	older than Class A buildings;

•	often higher vacancy rates and less affluent tenants;

•	less desirable location than Class A buildings and they can be professionally managed; and

•	there may be some maintenance issues.

This class is sometimes described as “value add” because with some renovations and improvements assets in this class can be elevated to a higher class.

The last asset class is Class C, some characteristics include that they tend to be:

•	older than 20 years;

•	less desirable locations and at times, poorly managed; and

•	they have some maintenance issues.

Class C buildings may need significant investment in order for them to become reliably income producing.

Our focus will primarily be multi-family units that fall into the Class B and Class C categories. We intend to use substantially all of the proceeds of this offering to acquire, manage, operate, leverage, and opportunistically sell multi-family rental properties and development projects through purchasing equity interests in those properties. In addition, we intend to leverage our interest in those properties through engaging in activities, through debt (including senior mortgage loans, subordinated mortgage loans (also referred to as B Notes), mezzanine loans, and participations in such loans), as well as commercial real estate debt securities and other real estate-related assets, where the underlying assets primarily consist of such properties. Even though our focus currently is multi-family rental properties that are Class B and Class C assets, our General Partner will evaluate our strategy at least once every six months. Our General Partner, may determine for a variety of reasons (including the lack of available assets) to refocus our policy and we may look toward acquiring other types of real property.

We seek to create and maintain a portfolio of multi-family rental properties and other project investments that generate a low volatility income stream of attractive and consistent cash flow. We intend to achieve this primarily through investment in multi-family value add properties. ‘Value add’ is in this case is defined as properties that may exhibit management or operational problems, require physical improvement and/or suffer from capital constraints. By addressing these issues, we seek to increase value and cash flow of our properties over time.

Our underwriting process, which our management team has successfully developed over their extensive real estate careers in a variety of market conditions and implemented at our General Partner, involves comprehensive financial, structural, operational and legal due diligence of our borrowers and partners in order to optimize pricing and structuring and mitigate risk. We feel the current and future market environment for multi-family rental properties and development projects (including any existing or future government-sponsored programs) provides a wide range of opportunities to generate compelling investments with strong risk-return profiles for our limited partners.

Investment objectives

Our primary investment objectives are:

•	to realize growth in the value of our investments within approximately five to seven years of the termination of this offering;

•	to grow net cash from operations so that an increasing amount of cash flow is available for distributions to investors over the long term;

•	to pay attractive and consistent cash distributions;

•	to enable investors to realize a return on their investment by beginning the process of liquidating and distributing cash to investors within approximately five years to seven years of the termination of this offering, or providing liquidity through alternative means such as in-kind distributions of our own securities or other assets; and

•	to preserve, protect and return your capital contribution.

We also seek to realize growth in the value of our investments by timing their sale to maximize value. However, there is no assurance that our investment objectives will be met.

Investment Strategy

Successful investment process takes careful planning and constant improvement in practices at every point along the path from creating the initial relationship through completing the acquisition. For greater clarity, the path is divided into several steps, some of which are highlighted below. While the investment process is important, it is just the first portion in the complete execution of the asset’s life-cycle, and must be considered in light of the asset management and disposition strategies.

Our Investment Process

Source Relationships

Consistent exposure to quality opportunities must begin with creating relationships with those that might have information concerning properties that are available for purchase.

Brokers

Real estate brokers will provide the widest net in that they are in the business of speaking with owners that may become sellers.

Property Owners

Establishing direct relationships with property owners will increase the likelihood of access to opportunities before they hit the market.

Identify Opportunities

Most submissions will go through an initial evaluation to gather market trends and data and to find a property that will fit our model.

Initial Evaluation

The starting process for considering an asset is done in the office, and involves a high level financial analysis of price, property rents, vacancy, market rents, potential physical improvements, current lending parameters and MSA dynamics.

Site Visit

When appropriate, a site visit will be conducted.

Advanced Evaluation

After property data obtained a final re-evaluation of the asset’s potential is conducted. Assumptions made in the initial study are confirmed or adjusted as appropriate.

Investment Committee

The final deciding group is the Investment Committee. It is also the role of the Investment Committee to determine the appropriate time for acquisition and disposing of an asset.

Due Diligence

Due Diligence stage is the final evaluation, both confirming the information gathered regarding the asset including but not limited to estoppels and property financial records received once escrow is opened, and in completing in-depth review of physical characteristics, including structural reports, Phase I hazardous substance reports, mold evaluations if concerns exist, etc.

Close Escrow

The transaction is completed only after all due diligence is done and the returns are consistent with the terms approved.

Partnership Selection (for Joint-Venture Investments)

We place significant value on our partnerships. Because of this, we conduct extensive due diligence on each partner we may make an investment with as a joint-venture investment. Typically, we look for the following when conducting this due diligence:

1.	Years of experience in the management team.

2.	Successful deals completed.

3.	Complimentary focus of their portfolio with ours.

4.	Valuation, cash flow and financial stability.

5.	Values, mission and aligned goals.

Each partnership is different and we evaluate each one on a case by case basis and then determine if we wish to partner with them at the discretion of the General Partner

Market Outlook — Multi-Family Real Estate Market

Based on our understanding of the multi-family real estate market, we believe that existing apartments will continue to do quite well in terms of occupancy (i.e., 95%+ occupancy rate), but it may not be possible to push up rents as vigorously as in years past.  Demand for multi-family rental units has been quite robust over the past year due to pent-up demand, rising interest rates, and lack of supply. A Freddie Mac report released in 2021 showed a 3.8 million unit shortage that may take over a decade to correct. Areas such as Los Angeles, which is estimated to be over 390,000 units short; Salt Lake City, which is estimated to be over 27,000 units short; and San Antonio, which is estimated to be over 54,000 units short, demonstrates there is a need for rental units. We anticipate this trend to continue over the next 5-10 years, which will help in keeping occupancy and rent up even if prices drop.

Within real estate, performance has diverged significantly between sectors, and we are encouraged by our focus on residential and multifamily class B and C assets where we anticipate continued demand growth. While the impacts of the market, the war in Ukraine, and inflation are currently unpredictable; it is possible that there will be a negative impact both the U.S. and world economy. In such a scenario, while uncertain, we expect that our current strategies, centered around real estate with intrinsic value (residential logistics) and inherent limited supply, are likely to perform as well or better than most other strategies.

In summary, we believe that as an asset class, multi-family assets in core-plus areas in the United States will continue to benefit from appealing risk-adjusted returns. Our understanding is that even through the volatility of the markets, the fundamental demand for housing coupled with population growth, make apartments a relatively safe option for investment capital.

Competition

Our ability to produce revenues will rely on several factors including and not limited to sourcing and acquiring properties to development and the real estate market once we have development the properties.

We will compete with other organizations that invest in multi-family real estate assets, including real estate acquisition funds, REITs (e.g., Fundrise), individuals, corporations, insurance companies, pension funds, partnerships and private funds, for both the properties to development as well as for buyers and tenants once the properties have been developed. Some of these entities have more resources than ours.

Legal Proceedings

The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

INVESTMENT POLICIES

The company will focus on investing in Class B and Class C multi-family properties in the United States. CalTier Inc., will act the General Partner of the company. Though the company may receive capital gains from these properties, the goal of the company will be to purchase properties for rental income.

The company will focus on investing in multi-family projects utilizing both equity and debt. Specifically, the company will focus in investing in B class and C class properties. The company will typically invest in properties with a purchase price in the $6 million to $30 million range. The General Partner will revisit this strategy at least every six months.

The company may acquire an interest in commercial real estate in a variety of ways, including but not limited to:

•	purchasing fee simple title to a property;

•	purchasing a note (performing or non-performing) secured by a property through negotiated lender sales and/or auctions;

•	providing straight debt or convertible debt to an owner of a property; or

•	purchasing a partnership or membership interest (including minority interests) in a special purpose entity that owns a property.

To the extent that the company acquires minority interests in special purpose entities it will need to structure those acquisitions in such a way as to not trigger the definition of an “investment company” under the Investment Company Act of 1940.

It is contemplated that the company may use leverage (secured debt or short-term lines of credit) to acquire properties. The company will seek to keep the company’s overall portfolio leverage ratio to 65% or less (75% or less, if mezzanine debt is obtained). The foregoing targets exclude short term lines of credit.

The primary focus for the company is multi-family income properties. However, the company may also make investments in ground up developments, secondary markets, other real estate and non-real estate backed securities and the like. The company will not invest in mobile home parks, hospitals or agricultural properties.

MANAGEMENT’S DISCUSSION AND ANALYSIS

We are Delaware limited partnership formed to acquire and manage a portfolio of multi-family properties and other real estate-related investments which may be wholly or fractionally owned. In addition, we may acquire debt or preferred equity securities that meet our investment objectives.

We plan to diversify our portfolio by investment type, investment size and investment risk with the goal of constructing a portfolio of real estate assets that provides stable, attractive returns to our investors. We may make our investments through direct ownership in real estate assets or in partnership with companies with investment objectives similar to ours.

CalTier Inc. is the General Partner of the company. CalTier Inc. is responsible for managing our day-to-day operations and our portfolio of real estate and other real estate-related assets. CalTier Inc. also has the authority to make all of the decisions regarding our investments (subject to the limitations in our Limited Partnership Agreement) and the direction and their oversight. CalTier Inc. and/or other affiliates of our General Partner will provide marketing, investor relations and other administrative services on our behalf.

As of the date of this Offering Circular, we have acquired one residential rental property, a parcel of land to develop 36 multi-family units, and partial ownership interests in several joint-ventures and/or special-purpose vehicles that own various properties. See “Liquidity and Capital Resources – Our Investments” further below for additional information on our investments.

Results of Operations

For the Years Ended December 31, 2021 and 2020

We were formed on January 23, 2019 and, as of December 31, 2020, we had not commenced operations.

For the year ended December 31, 2021 we had approximately $3,400 in revenues, compared to $0 in revenues for the year ended December 31, 2020, as we did not commence operations until 2021. We had expenses of approximately $433,000 for the year ended December 31, 2021, with an approximate net gain on investments of $13,700. Accordingly, our net loss for the year ended December 31, 2021 was approximately $416,000. For the fiscal year ended December 31, 2020, we did not have any revenues and we had expenses of approximately $93,000, which relate to professional fees and other costs related to the Reg A Offering. Accordingly, our net loss for the year ended December 31, 2020 was approximately $93,000.

For the Six Months Ended June 30, 2022 and 2021.

For the six month period ended June 30, 2022, our investments produced revenue of $39,381, compared to $1,695 for the six months ended June 30, 2021. The increase in revenue for the six months ended June 30, 2022 was the result of income produced from rental income from our existing portfolio of directly owned and interest ownership properties, which has increased since the six months ended June 30, 2021.

We had expenses of $637,870 for the six months ended June 30, 2022, compared to $133,975 for the six months ended June 30, 2021, which (in both periods) related to professional fees, financing expenses and other costs related to the Reg A Offering, including marketing expenses. The significant increase in expenses for the six months ended June 30, 2022 was primarily the result of increased marketing and advertising spending in relation to our Reg A Offering, as well as increased administrative, legal, and financing expenses.

Accordingly, our net loss was $598,489 for the six months ended June 30, 2022, compared to a net loss of $132,780 for the six months ended June 30, 2021.

Liquidity and Capital Resources

As of June 30, 2022, we had $483,515 in cash on hand.

On or about November 18, 2019, we commenced an offering pursuant to Tier 2 of Regulation A seeking to raise up to $50 million from the sale of “units” representing limited liability company interests in our company (the “Reg A Offering”). The Reg A Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may occur sporadically over the term of the Reg A Offering. As of February 15, 2023, we have raised $4,198,837 in gross proceeds from the Reg A Offering.

We are reliant upon the net proceeds from our Reg A Offering, as well as from this offering, to continue to make investments in real estate. In addition to those proceeds, we have and intend to obtain the required capital to make investments in real estate through a variety of resources, including using leverage (secured debt or short-term lines of credit) to acquire properties. We intend to keep the company’s overall portfolio leverage ratio at 65% or less. The foregoing targets exclude short-term lines of credit, specifically, the company may obtain lines of credit to provide working capital and to fund acquisitions. No debt is or will be recourse to the limited partners.

Our Investments

As of June 30, 2022, we had entered into the following investments.

Residential Rental Properties:

Asset Name	Zip Code	Square Footage	Date of Investment	Approximate Investment Cost
The Legend Condo	92101	1,129	11/18/2021	$816,100

Joint Venture Properties:

Asset Name	Zip Code	# of Units	Date of Investment	Approximate Investment Cost
The Lodges at Glenwood	84604	194	3/17/2021	$10,000
Lakewood Apartments	77590	88	3/25/2021	$25,000
Raintree Commons	84604	154	5/26/2021	$15,000
Apple Lane Apartments	66049	75	7/1/2021	$25,000
The Vue Apartments	78752	156	10/1/2021	$25,000
506 South Apartments	77598	180	12/31/2021	$25,930
APEX Apartments	76105	152	5/5/2022	$100,000

Subsequent to June 30, 2022, we have made the following investments and/or entered into agreements to make the following investments:

Pinpoint RVA Portfolio

In August 2022, the company purchased 1.2% of Pinpoint RVA Investors, LLC, a Virginia limited liability company (“Pinpoint”) for a purchase price of $200,000. Pinpoint is a special purpose entity that is acquiring a portfolio of properties located in Richmond, Virginia totaling 185 units valued at $38,750,000. The portfolio consists of Marshall Park Townhomes, a 41-unit residential property with 2 apartments and 39 townhomes. Grace & Monroe Apartments is a 57-unit multi-family apartment complex. District Square Apartments is a 58-unit multi-family apartment complex.  Broadway Apartments is a 29-unit mixed-use property with 27 residential apartments and 2 commercial units. The properties are currently revenue producing, and the company is entitled to a proportionate share of revenues produced by the properties based on its 1.2% ownership interest in Pinpoint. As of the date of this Offering Circular, the company has not received revenues from its investment in Pinpoint. The company expects its first revenues from this investment will be earned in Q1 of 2023.

Lake Elsinore

In June 2022, we entered into an agreement with Orange County Community Housing (the “Seller”) to purchase 1.22 acres of real property located in Lake Elsinore, California for development of a 36-unit multi-family and mixed use development. This development will be a water-front property consisting of a diverse unit mix of 1 bedroom/1 bathroom, 2 bedrooms/2 bathrooms, 3 bedroom/2 bathrooms, retail units, a clubhouse, pool, and workspace.

CalTier Inc., the General Partner of  the company contributed the initial deposit of $10,000 to secure the property for the company. In September 2022, the company made a deposit of $90,000 to escrow. The remaining $450,000 was paid by the company at the closing of the agreement in October 2022.

Sundance Bay Income and Growth OP, LP

On July 22, 2022, we entered into an agreement with Sundance Bay Income and Growth OP, LP (“Sundance”), a multi-family fund consisting of a portfolio of core-plus and value-add multi-family assets, pursuant to which we agreed to invest $100,000 into Sundance in exchange for an approximately 0.4% ownership interest in Sundance. As of June 30, 2022, Sundance had invested into 22 multi-family assets consisting of 3,987 units and a total gross asset value of $656,925,000. The 22 multi-family assets are located in the following states: Georgia, Utah, Arizona, South Carolina, and Texas.

The agreement closed in October 2022, at which point we acquired the interest in Sundance described above. The properties owned by Sundance are currently revenue producing, and the company will be entitled to a proportionate share of revenues produced by the properties based on its ownership interest in Sundance. As of the date of this Offering Circular, the company has not received revenues from its investment in Sundance. The company expects its first revenues from this investment will be earned in Q1 of 2023.

Sabine Lofts

On September 27, 2022, we entered into an agreement with Sabine Investors, LP, a limited partnership (“Sabine”) pursuant to which we agreed, at the closing of the agreement, to purchase $50,000 worth of units in Sabine, for an approximately 4.8% ownership interest in Sabine. Sabine is a special purpose entity that is acquiring “Sabine Lofts” - a 198-unit boutique, loft-style mid-rise multifamily community with value-add opportunity located along the Buffalo Bayou, minutes from downtown Houston, TX. The agreement closed in October 2022, at which time the purchase was completed. The property is currently revenue producing, and the company will be entitled to a proportionate share of revenues produced by the property based on its ownership interest. As of the date of this Offering Circular, the company has not received revenues from its investment in Sabine. The company expects its first revenues from this investment will be earned in Q1 of 2023.

Avenue Grove

In February 2023, we closed an agreement with LB Heights, LLC, a limited liability company (“LB”) pursuant to which. we purchased $200,000 worth of units in LB, for a 40% membership interest in LB. LB is a special purpose entity that is the general partner of 3815 Eastside, LP, a limited partnership acquiring “Avenue Grove” - a 270-unit concrete apartment complex and sole residential community at the doorstep of Levy Park, a vibrant urban greenspace located in Houston, Texas. The property is walkable to Houston’s most prestigious neighborhoods, popular employment centers, and top-tier retail and entertainment centers. The property is currently revenue producing, and the company is entitled to a proportionate share of revenues produced by the property based on its ownership interest. As of the date of this Offering Circular, the company has not received revenues from its investment in LB. The company expects its first revenues from this investment will be earned in Q3 of 2023.

Share Price

Our General Partner set our initial offering price at $5.00 per unit, which was the purchase price of the company’s units until June 30, 2022. Thereafter, the per unit purchase price in our Reg A Offering will be adjusted every fiscal quarter and, as of July 1, October 1, January 1, and April 1, of each year (or as soon as commercially reasonable and announced by us thereafter), will be equal to the greater of (i) $5.00 per unit or (ii) our net asset value (“NAV”) divided by the number of units outstanding as of the close of business on the last business day of the prior fiscal quarter, in each case prior to giving effect to any share purchases or redemptions to be effected on such day.

As of June 30, 2022, September 30, 2022, and December 31, 2022, our Net Asset Value (“NAV”) per unit was $5.00. This NAV per unit shall be effective through March 31, 2023 (or as soon as commercially reasonable thereafter), unless updated by us prior to that time.

Distributions

As June 30, 2022 and December 31, 2021, we had paid $40,901 and $2,019, respectively, in distributions to our investors. As our company’s assets grow, we intend to continue making distributions to our investors.

In addition to funds being allocated to expenses and making distributions to investors, certain funds, including during our offering stage will be distributed to our General Partner to offset certain organization and offering related fees.

Indebtedness

The company entered into a Borrower Agreement with Forbix Capital Corp. (“Forbix”) on November 16, 2021. Under the terms of the agreement, the company received a $530,000 loan from Forbix, $17,895 of which was used to pay an origination fee to Forbix. The term of the loan was until May 15, 2021, at which point the loan was due for repayment. The company was required to pay 8.95% per annum in interest. As of June 30, 2022, the company owed $530,000 under the Forbix Agreement, and had not repaid the loan by its maturity date. On August 8, 2022, the company entered into a refinancing related to this loan with Velocity Mortgage Capital, LLC. As a result of this refinancing, the company entered into a Loan Agreement with Velocity Mortgage Capital, pursuant to which the company issued Velocity Mortgage Capital a promissory note in the total principal amount of $600,000, which accrues interest at 9.86% per annum. The $600,000 loan amount includes the payoff of the amount due under the loan due to Forbix, origination fees payable to Velocity Mortgage Capital in connection with the loan, property improvement and management, taxes, insurance, and other related costs. Monthly payments to Velocity Mortgage Capital of principal and interest on the loan commence on October 1, 2022, with full repayment due by September 1, 2052. A copy of this Loan Agreement and Promissory Note with Velocity Mortgage Capital is included as Exhibit 6.1 to this offering statement, of which this Offering Circular forms a part.

Trends

The COVID pandemic has had a measurable effect on global and regional trends within our core business of real estate investing. We continue to identify and pursue potential assets, primarily multi-family value-add, as we believe this asset class to have high demand regardless of overall market and demand fluctuations. While the global pandemic may impact our ability to raise funds under the offering, our current position has allowed and will continue to allow us the flexibility to adapt in both investment strategy and property acquisitions accordingly. In addition, there is a nationwide shortfall of new multi-unit developments. With rising interest rates and the unaffordability of home prices, there is a demand for clean and affordable multi-family housing.

The company continues to invest and expand our portfolio of real estate investments. See “Liquidity and Capital Resources – Our Investments” above for more information on investments we have made to date.

MANAGEMENT

Our General Partner

We operate under the direction of our General Partner, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our asset acquisition strategy. The General Partner and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

Our General Partner will select commercial real estate acquisition opportunities, and inform investors about those opportunities through amendments or supplements to this Offering Circular. Following the receipt of sufficient investment capital to acquire whole or fractional interests in properties outright or through the use of debt financing, our General Partner will complete the acquisition transaction, whereby title to the property or the financial instrument, as applicable, will be held by the company or a wholly special purpose vehicle created to hold that specific property or instrument. Our General Partner and its affiliates will then be engaged for the day-to-day management of the acquired property. Responsibilities of our General Partner include property management, asset management, accounting, leasing and construction management. The General Partner may hire unaffiliated third parties to perform some of its responsibilities.

Our General Partner performs its duties and responsibilities pursuant to our Limited Partnership Agreement. Furthermore, we have agreed to limit the liability of our General Partner and to indemnify our General Partner against certain liabilities.

Executive Officers and Significant Employees of our General Partner

The company is managed by our General Partner. As of the date of this Offering Circular, the executive officers and significant of our General Partner and their positions and offices are as follows:

Name	Position	Age
Matthew Belcher	Chief Executive Officer, President, and Director	45
Parker Smith	Chief Financial Officer, Chief Operating Officer, Director	41
Travis Hook	Chief Information Officer, Secretary, and Director	36

Matthew Belcher - Chief Executive Officer, President, and Director

Matthew Belcher is the Chief Executive Officer, President, and a Director of CalTier Inc. Matt Belcher is engaged in many aspects of foreign direct investment (FDI), foreign trade and commerce both into and out of the US. He resides in Southern California and is a resource for any international individual, organization, family office of fund looking for well-structured deal flow within the United States. From 2016 to the present, he is a co-founder and CEO of the San Diego EB-5 Regional Center, a USCIS approved Regional Center. From 2017 to the present, he is Managing Partner of Woodmont EB-5 Regional Center. Within these roles, he provides high-value advice, project direction, fund management and deal-making services to project owners and stakeholders looking to leverage the EB-5 funding program and foreign direct investment (FDI) as a whole. His real estate experience covers projects and deals ranging from $1 million to $1 billion. He has over 20 years senior executive management experience across several continents covering deal structuring, M&A and sales/marketing performance while working with some of the largest companies in the world including BP, Shell, The International Olympic Committee, FT.com, Barclays Capital, Deutsche Bank, Virgin and many more globally. From 2010 to 2016, he owned ICWG, a boutique Management Consulting Firm and San Diego Business Plans. Prior to moving to the United States in 2010, he ran a software development company, Saviso Consulting, and worked in various software consulting companies.

Travis Hook - Chief Information Officer, Secretary, and Director

Mr. Hook is Chief Information Officer, Secretary, and a Director of CalTier Inc. He received his Bachelors of Science from Baylor University in Waco, TX in 2008 and his Masters of Business Administration from Alliant International University: Marshall Goldsmith School of Management San Diego, CA in 2015, with an emphasis on entrepreneurship and international business. From 2013 to 2016, Mr. Hook worked as a residential and commercial agent under Coastal Pacific Real Estate Brokerage in La Jolla, CA specializing in 1031 Tax Deferred Exchange and international buyer representation. In 2015, he co-founded MyCityShares, LLC, a management consulting company offering custom research, document creation, consulting and audit solutions to help domestic and international clients take advantage of the U.S. investment visa programs through US Real Estate acquisition and development opportunities. In 2016, Mr. Hook also co-founded the San Diego EB-5 Regional Center, a regional development entity licensed by the United States Citizenship and Immigration Services (USCIS) to promote regional job creation through foreign investment. The San Diego, CA based Regional Center is focused on encouraging economic growth through both EB-5 and foreign direct investment (FDI) into southern California. In the last several years there has been a greater demand from foreign investors through both the EB-5 Program and FDI to deploy capital safely and effectively into the US market.

Parker Smith - Chief Financial Officer, Chief Operating Officer, Director

Parker Smith is Chief Financial Officer, Chief Operating Officer, and a Director of CalTier Inc. He is a Co-Founder and Managing Attorney at Sy and Smith, PC, with years of experience in Civil Litigation and Business Transactions. He has been at this position since January 2016. Prior to Sy and Smith, Mr. Smith worked at Booz Allen Hamilton Inc., one of the top U.S. defense consulting firms, and managed his own legal practice from 2012 to 2016. Mr. Smith received his Juris Doctor from Thomas Jefferson School of Law. Parker has a Bachelor’s in Business Finance from Brigham Young University, and spent several years working in the banking industry. Mr. Smith is a member of the California State Bar. He is fluent in Spanish.

Limited Liability and Indemnification of our General Partner and Others

Subject to certain limitations, our limited liability partnership agreement limits the liability of our General Partner and certain affiliates (including other limited partners), can be held liable to the company and its limited partners. In addition, the company will indemnify General Partner and other parties for liabilities, cost and expenses arising in connection with any action taken or omitted by an Indemnified Party, including attorneys’ fees incurred in connection with the defense of any action based on any such act or omission, except to the extent that any liability from such Indemnified Party’s fraud, bad faith, willful misconduct, gross negligence, or violation of the terms of this Limited Partnership Agreement.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Removal of the General Partner

Our limited liability partnership agreement provides that our General Partner will serve as our General Partner for an indefinite term, however our General Partner may be removed by us, or may choose to withdraw as General Partner, under certain circumstances. Specifically, the limited partners may remove the General Partner by an affirmative vote of those holding a majority of interests in cases where the General Partner is convicted or found liable for an act of gross negligence or fraud which materially lowers the net asset value of the company.

Further, the General Partner will only serve until its bankruptcy, dissolution or if the General Partner is replaced by a natural person, that General Partner’s term will end by death or adjudication of incompetency.

COMPENSATION OF GENERAL PARTNER AND EXECUTIVE OFFICERS

We do not currently have any employees and we do not currently intend to hire any employees who will be compensated directly by us. All individuals performing work for the company are employees of the General Partner and will receive compensation, including for services performed for us, from our General Partner. As executive officers of our General Partner, these individuals will serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities; service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our General Partner, we do not intend to pay any compensation directly to these individuals.

MANAGEMENT COMPENSATION

Our General Partner and its affiliates, will receive fees and expense reimbursements for services relating to this offering and the investment and management of our assets. The items of compensation are summarized in the following table. Neither our General Partner nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of our units.

Form and Compensation Recipient	Determination of Amount	Estimated Amount
Organization and Offering Stage
Organization and Offering Expenses – General Partner	To date, the General Partner has paid approximately $602,971 organization and offering expenses on our behalf. We will reimburse the General Partner for these costs and future organization and offering costs it may incur on our behalf.	$ 10,800,000 for a maximum raise of $72,000,000 (1)
Acquisition and Development Stage
Acquisition Fee – General Partner or Other Party	Compensation for efforts of the General Partner in organizing the company, conducting due diligence on the property, procuring the acquisition loan, and making this investment opportunity available to investors. The fee will range from 1.0% - 2.5% per property.	Actual amounts are dependent upon the total equity and debt capital provided by the company, or their affiliates; we cannot determine these amounts at the present time. The maximum acquisition fee in a year, assuming the maximum amount of this offering is raised and we utilize leverage of 75% (the high end of the company’s disclosed target leverage range), would be $3,168,000.

Operational Stage
Asset Management Fee – General Partner	Quarterly asset management based on our Net Asset Value at the end of each prior quarter ($1,437,764 as of December 31, 2022).	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the results of our operations. The asset management fee, assuming the maximum amount of this offering is raised and we utilize leverage of 75% (the high end of the company’s disclosed target leverage range), would be $8,640,000 per year.
Expense Reimbursement -General Partner	We will reimburse the General Partner for out of pocket expenses paid to third parties in connection with providing services to us, including license fees, auditing fees, fees associated with SEC reporting requirements, increases in insurance costs, Delaware taxes and filing fees, administration fees, fees for the services of an independent representative, and third-party costs associated with these expenses. This does not include overhead, employee costs, utilities or technology costs of the General Partner or its affiliates.
Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Construction Management Fee – General Partner or Other Party	Compensation to the General Partner or a third party for the management of any construction on a property. This fee will be 5-7.5% of construction and/or renovation budget.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the number of investment opportunities considered by the company. The maximum Construction Management fee in a year, assuming the maximum amount of this offering is raised and we utilize a 15% of the purchase price (the high end of the company’s estimated construction budget range for target assets), would be $2,250,000.
Property Management Fee - General Partner or Other Party	Most likely, to be paid to a third-party property manager, who will provide property management services. The property manager may be an affiliate of the General Partners. 2.5- 4% gross collected income from a property.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.
Liquidation – Listing Stage
Disposition Fee - General Partner or Other Party	Compensation for the efforts of the General Partner in the disposition of a property. This fee is earned on the sale of a property and it ranges from 0.5%-1.0% on the price of the property.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the number of investment opportunities considered by the company. The maximum acquisition fee in a year, assuming the maximum amount of this offering is raised and we utilize leverage of 75% (the high end of the company’s disclosed target leverage range), would be $1,500,000.

(1) We reimburse our General Partner, without interest, for these organization and offering costs incurred both before and after such date. Reimbursement payments are made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 1.0% of the aggregate gross offering proceeds from the Regulation A offering. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 1.0% limit), calculated on an accumulated basis, until our General Partner has been reimbursed in full.

To date, we have reimbursed our General Partner for expenses in the amount of $602,971.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We are subject to various conflicts of interest arising out of our relationship with our General Partner and its affiliates. We discuss these conflicts below.

Our General Partner and affiliates are not currently officers, directors, General Partners, key professionals and/or holders of a direct or indirect controlling interest in other investment companies but may do so in the future. However, some of our affiliates are officers, General Partners, key professionals and/or holders of a direct or indirect controlling interest in other companies that way may apply to assist in the financing our acquisitions and projects.

Investment Opportunities

We rely on the investment professionals in the General Partner to source investment opportunities. These same individuals may source opportunities for themselves, other companies that they are affiliated with and other companies that are managed by the General Partner. Though our General Partner does not currently have other companies investing in the type of investment, our General Partner may in the future develop similar companies with a similar objective. In order to ameliorate this conflict we will aim to not have our acquisition stages overlap with other investment vehicles of the General Partner and we instituted conflicts of interest properties.

Competition for Tenants, Buyers and Service Providers

We may compete with other multi-family property owners as well as future companies that our General Partner will manage for potential tenants, buyers and service providers for the properties we develop. Further we may our properties may be in competition to be sold or we may compete for the services in the same developers, contractors, building General Partners or other third parties. In such case, we may not be able to fully mitigate our conflict; however, to reduce conflicts, our plan would be to inform the third party of all the potential properties, as appropriate.

Allocation of Time

We rely on the personnel of the General Partner and its affiliates for the development, management and our day-to-day operation of business. The individual are also the same individual who work with the other companies managed by our General Partner and its affiliates. Therefore, these individuals will need to allocate their time between the various entities and our not obligated to set aside a fixed amount of time for work for this company. That said, we believe that these professionals will have enough time to devote to the various entities. Further, because real estate requires a specialized skill set, we believe utilizing these professional does create certain efficiencies. However, should we discover that we lack the personnel resources to appropriate manage our business, our General Partner intend to hire staff as required.

Compensation

In the future some of the General Partner’s executive officers may be principals in a company providing property management and other services to us, including financing services. Fees for services of the General Partner and affiliates to the company are not the result of arm’s length negotiations. The current set up of the fees could impact their judgment including with respect to the sale of real estate investments, the acquisition of real estate, and the continuation, renewal or enforcement of our agreements with our General Partner or its affiliates.

Duties Owed by Some of Our Affiliates to Our General and our General Partners’ Affiliates

Our General Partner’s affiliates are also officers, directors, managers and/or key professionals of related and unrelated businesses. As a result, they owe duties to each of these entities and their respective members. These duties may from time to time conflict with the duties that they owe to us.

SECURITIES BEING OFFERED

The company is offering limited partnership interests to investors in this offering. The following description summarizes important terms of the company’s limited partnership interests. This summary does not purport to be complete and is qualified in its entirety by the provisions of the company’s Certificate of Limited Partnership and its Limited Partnership Agreement, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part.

Limited partnership interests

General

The company is a Delaware limited partnership organized on January 23, 2019 under the Delaware Revised Uniform Limited Partnership Act, or Delaware LP Act, issuing limited partnership interests. The limited partnership interests in the company will be denominated in units of limited partnership interests (“units”). Each unit will be equal to $5.00 in capital contributions. Our Limited Partnership Agreement provides that we may issue an unlimited number of units or fractions thereof with the approval of the General Partner and without limited partner approval.

All of the units offered by this Offering Circular will be duly authorized and validly issued. Holders of units have no conversion, exchange, sinking fund or appraisal rights, no pre-emptive rights to subscribe for any securities of the company and no preferential rights to distributions. However, holders of our units will be eligible to participate in our quarterly redemption plan, as described below in “Redemption Plan.”

Distributions

Subject to the applicable provisions of law, and beginning on the earlier of (i) twelve months from the date of admission of the first Limited Partner (not including the General Partner) is admitted to the company or (ii) the company’s investments in real estate assets begin generating sufficient cashflows. The General Partner may, in its sole discretion, at any time and from time to time, declare, make and pay distributions of cash or other assets of the company to the Limited Partners.

Voting Rights

Certain actions of the company require of a vote of limited partners holding a majority in of the issued and outstanding limited partnership interests.

The following actions of the General Partner cannot be performed without an affirmative vote of limited partners holding a majority of the issued and outstanding interests:

(a)	the company’s merger with or conversion into another entity;

(b)	a transaction, not expressly permitted by this Agreement, involving a conflict of interest between the General Partner and the company; or

(c)	an amendment to the Limited Partnership Agreement that materially or adversely affects the rights of the limited partners to receive distributions, withdraw from the company or their voting rights.

Further, the limited partners may elect a new general partner in limited circumstances, including where there previous General Partner is no longer the General Partner and did not select an affiliate as a successor. The limited partners may also remove the General Partner by an affirmative vote of those holding a majority of interests in cases where the General Partner is convicted or found liable for an act of gross negligence or fraud which materially lowers the net asset value of the company.

Finally, a vote of limited partners holding a majority in of the issued and outstanding limited partnership interests may amend the Limited Partnership Agreement.

Dissolution

The company will continue until (a) dissolved under the partnership agreement unless sooner dissolved or terminated under the Delaware Revised Uniform Partnership Act; (b) the decision of the General Partner to dissolve the company, in its sole and absolute discretion; (c) any event that makes the company ineligible to conduct its activities as a limited partnership under the Delaware Revised Uniform Partnership Act; or (d) otherwise by option of law.

Transfer Restrictions

No units may be transferred if in the judgment of the General Partner, a transfer would jeopardize the availability of exemptions from the registration requirements of federal securities laws, jeopardize the tax status of the partnership as a limited partnership or, cause a termination of the partnership for federal income tax purposes.

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, other than claims arising under federal securities laws.  If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Valuation Policies

We expect to engage an independent valuation expert with expertise in appraising commercial real estate loans and other real estate-related financial assets to provide annual valuations of the investments of the company, including related liabilities, to be set forth in reports of the underlying investments, and to adjust those valuations for events known to the independent valuation expert that it believes are likely to have a material impact on previously provided estimates of the value of the affected investments and related liabilities. Our General Partner will inform the independent valuation expert if a material event occurs between scheduled annual valuations that the General Partner believes may materially affect the value of our assets.

At the end of each fiscal quarter following the commencement of this offering (or such other period as determined by the General Partner in its sole discretion, but no less frequently than annually), our General Partner’s internal accountants and asset management team will calculate our NAV using a process that reflects (1) estimated values of each of the company’s commercial real estate assets and investments, including related liabilities, based upon (a) market capitalization rates, comparable sales information, interest rates, net operating income, (b) with respect to debt, default rates, discount rates and loss severity rates, and (c) in certain instances reports of the underlying real estate provided by an independent valuation expert, (2) the price of liquid assets for which third party market quotes are available, (3) accruals of the company’s periodic distributions and (4) estimated accruals of the company’s operating revenues and expenses.

The independent valuation expert will not be responsible for, and will not prepare, our quarterly aggregate NAV or NAV per unit.

Our goal is to provide a reasonable estimate of the value of our units on a quarterly basis (or such other periodic basis as determined by the General Partner in its sole discretion, but no less frequently than annually). However, the majority of our assets consist of commercial real estate investments and, as with any commercial real estate valuation protocol, the conclusions reached by our General Partner’s internal asset management team or internal accountants, as the case may be, are based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in different estimates of the value of our commercial real estate assets and investments. In addition, for any given period, our published NAV per unit may not fully reflect certain material events, to the extent that the financial impact of such events on our portfolio is not immediately quantifiable. As a result, the calculation of our NAV per unit may not reflect the precise amount that might be paid for your units in a market transaction, and any potential disparity in our NAV per unit may be in favor of either limited partners who redeem their units, or limited partners who buy new units, or existing limited partners. However, to the extent quantifiable, if a material event occurs in between updates of NAV that would cause our NAV per unit to change by 5% or more from the last disclosed NAV, we will disclose the updated price and the reason for the change in an Offering Circular supplement as promptly as reasonably practicable, and will update the NAV information provided on our website.

Quarterly Net Asset Value Share Price Adjustments

The per unit purchase price in this offering will be adjusted every fiscal quarter and, as of January 1st, April 1st, July 1st, and October 1st of each year (or as soon as commercially reasonable and announced by us thereafter), will be equal to the greater of (i) $5.00 per unit or (ii) our net asset value (“NAV”) divided by the number of units outstanding as of the close of business on the last business day of the prior fiscal quarter, in each case prior to giving effect to any share purchases or redemptions to be effected on such day.

We will file with the SEC on a quarterly basis an Offering Circular supplement disclosing the quarterly determination of our NAV per unit that will be applicable for such fiscal quarter, which we refer to as the pricing supplement. As long as this offering continues, we will disclose, on a quarterly basis in an Offering Circular supplement filed with the SEC, the principal valuation components of our NAV. We will use commercially reasonable efforts to monitor whether a material event occurs in between quarterly updates of NAV that would cause our NAV per unit to change by 5% or more from the last disclosed NAV. While this offering is ongoing, if we reasonably believe that such a material event has occurred, we will calculate and disclose the updated price and the reason for the change in an Offering Circular supplement as promptly as reasonably practicable and will update the NAV information provided on our website. We will also use that updated NAV per unit as the offering price for new units for the remainder of that fiscal quarter.

Any subscriptions that we receive prior to the end of a fiscal quarter will be executed at a price equal to our NAV per unit applicable to such fiscal quarter. Thus, even if settlement occurs in the following quarter, the purchase price for the units will be the price in effect at the time the subscription was received.

Historical NAV

Below is the quarterly NAV per limited partnership interest, as determined in accordance with our valuation policies. The NAV will be updated quarterly. Linked in the table is the relevant Form 1-U detailing each NAV evaluation method, incorporated by reference herein.

Date	NAV Per Unit	Link
June 30, 2022	$5.00	Form 1-U
September 30, 2022	$5.00	Form 1-U
December 31, 2022	$5.00	253G2

Redemption Plan

While limited partners should view this investment as long-term, with poor liquidity, we have adopted a redemption plan whereby, on a monthly basis, an investor may have the opportunity to obtain liquidity. The General Partner has designed our redemption plan with a view towards providing investors with an initial period during which to decide whether a long-term investment in the company is appropriate for their portfolio. In addition, despite the illiquid nature of the assets expected to be held by the company, the General Partner believes it is in the best interest of all limited partners to provide the opportunity for limited quarterly liquidity in the event a limited partner needs it, by offering a discounted redemption price prior to year 2. The difference between the NAV per unit and the discounted value would accrue to limited partners who have not requested redemption. Our General Partner does not receive any economic benefit as a result of the discounted redemption price through year 2.

Pursuant to our redemption plan, a limited partner may only (a) have one outstanding redemption request at any given time and (b) request that we redeem up to the lesser of 10,000 units or $50,000 per each redemption request. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held by us.

For the first eighty-nine (89) days following the settlement of the units subject to the redemption request (the “Introductory Period”), the per unit redemption price will be equal to the purchase price of the units being redeemed reduced by

(53)	the aggregate sum of distributions paid with respect to such units, rounded down to the nearest cent and

(ii)      the aggregate sum of distributions, if any, declared but unpaid on the units subject to the redemption request.

In other words, a limited partner would receive back their original investment amount, from the redemption price paid, prior distributions received and distributions that have been declared (and that will be received when paid), but would not receive any amounts in excess of their original investment amount.

Beginning with the ninetieth (90th) day following the settlement of the units subject to the redemption request (the “Post-Introductory Period”), the per unit redemption price will be calculated based on a declining discount to our most recently disclosed NAV per unit at the time of the redemption request, and rounded down to the nearest cent (the “repurchase price”). For example, for requests made during the fiscal quarter January 1 through March 31, 2023, the declining discount will be applied to the NAV per unit calculated as of the close of business on December 31, 2022, assuming no adjustments in that period and prior to giving effect to any share purchases or redemptions to be effected on December 31, 2021.  In addition, the redemption plan is subject to certain aggregate liquidity limitations, which may vary depending on the underlying liquidity of the real estate assets held by us. During the Post-Introductory Period, the redemption price with respect to the units that are subject to the redemption request will not be reduced by the aggregate sum of distributions, if any, that have been (i) paid with respect to such units prior to the date of the redemption request or (ii) declared but unpaid on such units with record dates during the period between the redemption request date and the redemption date.

	Effective Redemption Price
Holding Period from Date of Settlement	(as percentage of per unit redemption price)(1)
Less than 90 days (Introductory Period)	100	%(2)(3)
90 days until 6 months	97.0	%(4)
6 months to 1 year	98.0	%(5)
1 year to 2 years	99.0	%(6)
More than 2 years	100.0	%(7)

(1)	The Effective Redemption Price will be rounded down to the nearest $0.01.

(2)	The per unit redemption price during the Introductory Period is calculated based upon the purchase price of the units, not the per unit price in effect at the time of the redemption request.

(3)	The Effective Redemption Price during the Post-Introductory Period will be reduced by the aggregate sum of distributions paid or payable on such units, the amount of which we are unable to calculate at this time.

(4)	For units held at least ninety (90) days but less than six (6) months, the Effective Redemption Price includes the fixed 3% discount to the repurchase price in effect at the time of the redemption request.

(5)	For units held at least six (6) months but less than one (1) year, the Effective Redemption Price includes the fixed 2% discount to the repurchase price in effect at the time of the redemption request.

(6)	For units held at least one (1) year but less than two (2) years, the Effective Redemption Price includes the fixed 1% discount to the repurchase price in effect at the time of the redemption request.

(7)	For units held at least two (2) years, the Effective Redemption Price does not include any discount to the repurchase price in effect at the time of the redemption request.

As limited partners must observe a minimum sixty (60) day waiting period following a redemption request before such request will be honored, whether a redemption request is deemed to be in the Introductory Period or the Post-Introductory Period will be determined as of the date the redemption request is made, not the date the redemption request is honored. Meaning, for example, if a redemption request is submitted during the Introductory Period, but honored after the Introductory Period, the effective redemption price will be determined using the Introductory Period methodology.

The following is a brief comparison of our redemption plan during the Introductory Period (up to 90 days after acquiring the units) and the Post-Introductory Period (90 days or more after acquiring the units), which is qualified in its entirety by the disclosure contained herein.

SUMMARY OF REDEMPTION PLAN
	Introductory Period	Post-Introductory Period
Duration	First 89 days after settlement	90 days or more after settlement
Redemption Price	100% of purchase price less distributions paid and distributions declared and to be paid less third-party costs	97-100% of NAV (no reduction for distributions) less third-party costs
Timing to submit request	At least 60 days prior to the effective redemption date (but in no event 90 or more days after first acquiring the units)	At least 60 days prior to the effective redemption date
Last Date to Withdraw Request	Up to effective redemption date	Up to effective redemption date
Date of Redemption Payment	Within 3-5 business days of the effective redemption date	Within 3-5 business days of the effective redemption date
Frequency	Monthly (after a minimum 60 day waiting period after the submission of the redemption request)	Monthly (after a minimum 60 day waiting period after the submission of the redemption request)
Minimum Amount of Units Redeemed Per Limited Partner	None	None
Maximum Amount of Units Redeemed Per Redemption Request	10,000 units or $50,000, whichever is less	10,000 units or $50,000, whichever is less

We have the right to monitor the trading patterns of limited partners or their financial advisors and we reserve the right to reject any purchase or redemption transaction at any time based on what we deem to be a pattern of excessive, abusive or short-term trading. We expect that there will be no regular secondary trading market for our units. However, in the event a secondary market for our units develops, we will terminate our redemption plan.

Redemption of our units will be made monthly upon written request to us at least sixty (60) days prior to the effective redemption date; provided, however, written requests for units to be redeemed during the Introductory Period must be delivered to our General Partner prior to the end of such limited partner’s Introductory Period. Our General Partner intends to provide notice of redemption by the end of the first month following the sixtieth (60th) day after the submission of the redemption request, with an effective redemption date no earlier than the sixtieth (60th) day following the submission of the redemption request, and expects to remit the redemption price within three (3) business days (but generally no more than five (5) business days) of the effective redemption date. Limited partners may withdraw their redemption request at any time prior to the effective redemption date.

We cannot guarantee that the funds set aside for the redemption plan will be sufficient to accommodate all requests made in any given time period. In the event our General Partner determines, in its sole discretion, that we do not have sufficient funds available to redeem all of the units for which redemption requests have been submitted during any given month, such pending requests will be honored on a pro-rata basis, if at all. In the event that not all redemptions are being honored in a given month, the redemption requests not fully honored will have the remaining amount of such redemption requests considered on the next month in which redemptions are being honored. Accordingly, all unsatisfied redemption requests will be treated as requests for redemption on the next date on which redemptions are being honored, with redemptions processed pro-rata, if at all. If funds available for the redemption plan are not sufficient to accommodate all redemption requests on such future redemption date, units will be redeemed on a pro-rata basis, if at all.

We intend to limit limited partners to one (1) redemption request outstanding at any given time, meaning that, if a limited partner desires to request more or less units be redeemed, such limited partner must first withdraw the first redemption request, which may affect whether the request is considered in the “Introductory Period” or “Post-Introductory Period”. For investors who hold units with more than one record date, redemption requests will be applied to such units in the order in which they settled, on a last in first out basis – meaning, those units that have been continuously held for the shortest amount of time will be redeemed first. In addition, we intend to limit limited partners to redemption requests of no more than the 10,000 units or $50,000, whichever is less.

We intend to limit redemptions in any calendar month to units whose aggregate value (based on the repurchase price per unit in effect as of the redemption date) is less than or equal to 0.5% of the NAV of all of our outstanding units as of the first day of such calendar month, and intend to limit the amount redeemed in any calendar quarter to units whose aggregate value (based on the repurchase price per unit in effect as of the redemption date) is 1.25% of the NAV of all of our outstanding units as of first day of the last month of such calendar quarter (e.g., March 1, June 1, September 1, or December 1), with excess capacity carried over to later calendar quarters in that calendar year. However, as we intend to make a number of commercial real estate investments of varying terms and maturities, our General Partner may elect to increase or decrease the amount of units available for redemption in any given month, as these commercial real estate assets are paid off or sold, but in no event will we redeem more than 5.00% of the units outstanding during any calendar year. Notwithstanding the foregoing, we are not obligated to redeem units under the redemption plan.

Furthermore, a limited partner requesting redemption will be responsible for reimbursing us for any third-party costs incurred as a result of the redemption request, including but not limited to, bank transaction charges, custody fees, and/or transfer agent charges. We estimate the cost will be approximately $2-$15, depending on the method of refund (e.g., check, ACH or wire).

In addition, our General Partner may, in its sole discretion, amend, suspend, or terminate the redemption plan at any time without prior notice, including to protect our operations and our non-redeemed limited partners, to prevent an undue burden on our liquidity, following any material decrease in our NAV, or for any other reason. Therefore, you may not have the opportunity to make a redemption request prior to any potential termination of our redemption plan. However, in the event that we amend, suspend or terminate our redemption plan, we will file an Offering Circular supplement and/or Form 1-U.

For more information about our redemption plan or to submit a redemption request, please contact us by email.

Reports to Limited Partners

Our Limited Partnership Agreement requires that we use commercially reasonable efforts to cause the company to prepare and deliver, or cause its accountants to prepare and deliver, to limited partners a Schedule K-1 by March 15th in the year following the end of each fiscal year.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months while this offering is open, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

CALTIER FUND I, LP

FINANCIAL STATEMENTS

CALTIER FUND I, LP

UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE

SIX MONTHS ENDED JUNE 30, 2022 AND JUNE 30, 2021

CALTIER FUND I, LP

STATEMENT OF FINANCIAL CONDITION

ASSETS	June 30, 2022 (Unaudited)	December 31, 2021
Deferred offering costs	$77,838	$77,838

Total assets	$1,542,909	$1,122,953

LIABILITIES AND PARTNERS' DEFICIT
Liabilities
Advances from related parties	$279,403	$294,332
Total liabilities	$805,995	$858,664

Contingencies (Notes 1 and 6)

Partners' deficit	$736,914	$264,289

Total liabilities and partners' deficit	$1,542,909	$1,122,953

See Notes to Financial Statements

F-2

CALTIER FUND I, LP

STATEMENT OF OPERATIONS AND CHANGES IN PARTNERS’ DEFICIT

(UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021

	June 30, 2022	June 30, 2021
INVESTMENT INCOME	$39,381	$1,695

EXPENSES
Professional fees and other	637,870	133,975
Total expenses	637,870	133,975

NET LOSS	$(598,489)	$(132,780)

PARTNERS' DEFICIT, BEGINNING OF PERIOD	$(264,289)	$(69,993)

Capital contributions

Capital withdrawals

Net loss per above	(598,489)	(132,780)

PARTNERS' DEFICIT, END OF PERIOD	$(862,778)	$(202,273)

See Notes to Financial Statements

F-3

CALTIER FUND I, LP

STATEMENT OF CASH FLOWS

(UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021

	June 30, 2022	June 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(598,490)	$(132,780)
Changes in operating assets and liabilities:
Advances from related parties	(49,741)	82,254

Net cash provided by operating activities	(648,231)	(50,526)

CASH FLOWS FROM FINANCING/INVESTING ACTIVITIES
Deferred offering costs	0	(50,526)

Net cash provided in financing/investing activities	1,040,133	(50,526)

Net changes in cash and cash equivalents	391,902	62,034

Cash and cash equivalents, beginning of period	91,614	-

Cash and cash equivalents, end of period	$483,516	$62,034

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$-	$-

See Notes to Financial Statements

F-4

CALTIER FUND I, LP

STATEMENT OF CHANGES IN NET ASSETS

(UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND FOR YEAR ENDED DECEMBER 31, 2021

	Total	Member Interests
NET ASSETS AS OF DECEMBER 31, 2021 - UNAUDITED	$953,501	$953,501

DISTRIBUTIONS	$(2,019)	$(2,019)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$11,471	$11,471

BALANCE, DECEMBER 31, 2021	$962,953	$962,953

NET ASSETS AS OF JUNE 30, 2022 - UNAUDITED	$1,053,501	$1,053,901

DISTRIBUTIONS	$(40,901)	$(40,901)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$41,500	$41,500

BALANCE, JUNE 30, 2022	$1,056,120	$1,056,120

See Notes to Financial Statements

F-5

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 –	Nature of Operations

CalTier Fund I, LP (the “Partnership”), was formed on January 23, 2019 and is organized as a Delaware limited partnership formed to invest primarily in multi-family real estate properties in the United States. The Partnership is managed by CalTier Inc., (formerly CalTier Realty, LLC) a California corporation (the “General Partner”). The General Partner was formed in 2017 to be a California fund management and real estate acquisition company focusing on acquiring assets either on its own behalf or with strategic real estate partner(s). The Partnership was formed to raise funds under Regulation A of Title IV of the Jobs Act. Initially, the Partnership intends to raise up to $50 million from a wide range of individual and institutional investors, with a focus on international investors and individual non-accredited investors, to acquire multi-family and commercial real estate. Each Limited Partner’s liability is limited to the Partner’s capital contribution.

The Partnership has commenced its planned principal operations, and although it has yet to incur significant additional expenses, as it continues to acquire and make investments into real estate assets, it anticipates incurring significant additional expenses. The Partnership is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Partnership’s planned operations or failing to profitably operate the business.

The Partnership’s investment period commenced on the date of the initial closing and expires on the earlier of: (i) the date at which the maximum offering amount has been sold, (ii) the date which is one year from this offering being qualified by the U.S. Securities and Exchange Commission, and (iii) the date at which the offering is terminated by the General Partner. The Partnership shall continue indefinitely unless all investments are sold and distributions made to the Limited Partners or at the sole discretion of the General Partner at any point in time.

NOTE 2 –	Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Partnership is an investment Partnership and follows the accounting and reporting guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services – Investment Companies.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents and Concentration of Cash Balances

The Partnership considers cash equivalents to be all highly liquid investments with a maturity of three months or less when purchased. The Partnership’s cash and cash equivalents in bank accounts, at times, may exceed federally insured limits. The Fund has not experienced any losses due to these limits.

F-6

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 –	Summary of Significant Accounting Policies (Continued)

Real Estate Investments

Investments in real estate are carried at fair value. Costs to acquire real estate investments are capitalized as a component of investment cost. The fair values of real estate investments are estimated based on the price that would be received to sell an asset in an orderly transaction between marketplace participants at the measurement date. Investments without a public market are valued based on assumptions made and valuation techniques used by the General Partner. Such valuation techniques include discounted cash flow analysis, prevailing market capitalization rates or earnings multiples applied to earnings from the investment, analysis of recent comparable sales transactions, recent comparable sales transactions, actual sale negotiations and bonafide purchase offers received from third parties, consideration of the amount that currently would be required to replace the asset, as well as independent external appraisals. In general, the General Partner considers multiple valuation techniques when measuring the fair value of a real estate investment. However, in certain circumstances, a single valuation technique may be appropriate.

The fair value of real estate investments does not reflect the Partnership’s transaction sale costs, which may be incurred upon disposition of the real estate investments. Such costs are estimated to approximate 2% - 3% of gross property fair value. The Partnership also reflects its real estate equity investments net of investment level financing. Valuation adjustments attributable to underlying financing arrangements are considered in the real estate equity valuation.

The Partnership may invest in real estate and real estate related investments for which no liquid market exists. The market prices for such investments may be volatile and may not be readily ascertainable. In addition, there continues to be significant disruptions in the global capital, credit and real estate markets. These disruptions have led to, among other things, a significant decline in the volume of transaction activity, in the fair value of many real estate and real estate related investments, and a significant contraction in short-term and long-term debt and equity funding sources. This contraction in capital includes sources that the Partnership may depend on to finance certain of its investments. These market developments have had a significant adverse impact on the Partnership’s liquidity position, results of operations and financial condition and may continue to adversely impact the Partnership if market conditions continue to deteriorate. The decline in liquidity and prices of real estate and real estate related investments, as well as the availability of observable transaction data and inputs, may have made it more difficult to determine the fair value of such investments. As a result, amounts ultimately realized by the Partnership from real estate investments sold may differ from the fair values presented, and the differences could be material.

Fair Value Measurement

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

F-7

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 –	Summary of Significant Accounting Policies (Continued)

Fair Value Measurement (continued)

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The investments in real estate will fall into Level 3 category, therefore, fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of the reporting date.

Investments in Real Estate Transactions

Purchases and sales of real estate investments are recorded on a transaction basis. Distributions from the real estate investment are first applied to the cost of the investment until the total cost has been recovered, after which point any further distributions are recorded as realized gains. Further, realized gains and losses on real estate investment transactions will be recognized upon the sale of the investment. Changes in unrealized gains and losses are included in the results of operations.

Organizational Costs

In accordance with FASB ASC 720, Other Expenses, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Advertising Costs

The Partnership expenses advertising costs as incurred. Advertising costs expensed for the 6 months ending June 30, 2022 was $407,420 and as of end of year December 31, 2021 was $285,692.

Risks and Uncertainties

The Partnership’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Partnership’s control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to acquire multi-family and commercial real estate, the availability of suitable real estate properties to acquire, and changes to Regulation A. Adverse developments in these general business and economic conditions could have a material adverse effect on the Partnership’s financial conditions and the results of operations.

Deferred Offering Costs

The Partnership complies with the requirements of FASB ASC 946-20-25, Financial Services – Investment Companies and FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - Expenses of Offering. Deferred offering costs consist principally of accounting and legal fees incurred in connection with an offering the Partnership intended to commence during 2020 under Regulation A. Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the Statement of Financial Condition. The deferred offering costs will be charged against proceeds from Partner contributions upon the completion of the offering or to expense if the offering is not completed.

F-8

Deferred offerings costs of $77,838 are capitalized to the Statement of Financial Condition as of June 30, 2022.

Income Taxes

The Partnership is a limited liability partnership. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its partners. Therefore, no provision for income tax has been recorded in the statements. Income from the Partnership is reported and taxed to the Partners on their individual tax returns.

The Partnership complies with FASB ASC 740, Income Taxes, (“FASB ASC 740”) for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Partnership’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Partnership’s financial statements. The Partnership believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Partnership may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Partnership is not presently subject to any income tax audit in any taxing jurisdiction.

Subsequent Events

The Partnership evaluated all significant events or transactions that occurred through September 27, 2022, the date these financial statements were available to be issued.

NOTE 3	– Management Fees and Other Transactions with Affiliates

The Limited Partnership Agreement describes the terms under which the General Partner will manage the Partnership. The Partnership is subject to the following fees under this agreement:

Reimbursement of Organization and Offering

The Partnership’s General Partner and its affiliates will be reimbursed for actual organizational and offering expenses incurred. Organization and offering expenses consist of the actual legal, accounting, printing, marketing, advertising, filing fees, any transfer agent costs and other accountable offering-related expenses which were incurred prior to the inception of the Partnership.

Deferred offering costs of $77,838 along with other general expenses were incurred by a related party on the Partnership’s behalf and are shown as advances from related parties on the Statement of Financial Condition and amounted to $77,838 at December 31, 2021. This related party advance is unsecured, interest-free, and repayable on demand.

Asset Management Fee

The Partnership will pay the General Partner an asset management fee equal to an annualized rate of 3.0%, which will be based on the net offering proceeds as of the end of each quarter, and thereafter will be based on Partnership’s Net Asset Value (“NAV”) at the end of each prior quarter. This fee will be payable quarterly.

F-9

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 –	Management Fees and Other Transactions with Affiliates (Continued)

Asset Acquisition Fee

For each real estate investment, the Partnership will pay its General Partner or its designated affiliate 1.0%-2.5% of the investment’s purchase price. This fee will be paid at the discretion of the General Partner, but no later than the liquidation of the real estate investment.

Construction Management Fee

For each real estate investment, for which the Partnership will require to construct or renovate, the Partnership will pay its General Partner or its designated affiliate 5.0%-7.5% of the construction or renovation budget. This fee will be paid at the completion of the construction or renovation is substantially complete.

Disposition Fee

For each real estate investment, the Partnership will pay its General Partner or its designated affiliate 0.5%-1.0% of the investment’s sale price. This fee will be paid at the disposition of the investment’s real estate.

Property Management Fee

The General Partner may cause the Partnership to engage a third party to provide property management services with respect to properties acquired by the Partnership, or may elect to provide such services itself (or through an affiliate of the General Partner). In the event that the General Partner (or an affiliate thereof) provides any such property management services, the Partnership shall pay the General Partner or its applicable affiliate a market-rate property management fee.

NOTE 4 –	Partners’ Deficit

Limited Partners have no rights, power, or authority to act for or bind the Partnership. No Limited Partner shall take any part in the conduct or control of the Partnership’s business and each Limited Partner shall only have the right to vote upon Partnership matters for election of successor General Partner, dissolution of the Partnership, other matters, consents, and approvals. The General Partner is authorized to cause the Partnership to pay all expenses relating to the formation and organization of the Partnership. Each Limited Partner’s interest in the Partnership is represented by units of interest (“units”) that entitles the holder to all of the rights and interest of the holder under the agreement, including, without limitation, the right to share in the net profits, net losses, cash flow, distributions, and capital of the Partnership.

Allocations of Profits and Losses

Net profits and net losses shall be determined separately for each investment in such manner as is determined in the sole and absolute discretion of the General Partner. Any net profits or net losses that are not directly attributable to any investment shall be allocated among any or all of the investments in such manner as is determined in the sole and absolute discretion of the General Partner.

Specific allocation of net losses and net profits will be allocated to the Partners in accordance with the provisions as described in the Agreement of Limited Partnership.

F-10

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4 –	Partners’ Deficit (Continued)

Distributions

Distributions of net profits will not be made to the Limited Partners until the earlier of: (i) twelve (12) months from the date of admission of the first Limited Partner is admitted to the Partnership pursuant to the offering, or (ii) the Partnership’s investments in real estate assets begin generating cash flows, in the sole and absolute discretion of the General Partner, to the extent that cash is available. As of June 30, 2022, the Partnership had made distributions from cash flow from real estate investments in the amount of $40,900.

Redemptions

A Limited Partner may request limited quarterly withdrawals from the Partnership by offering a discounted redemption price prior to holding the investment for two (2) years. Pursuant to this limited redemption, a Limited Partner may only have one outstanding redemption request at any given time and request redemptions up to the lessor of 10,000 units or $50,000. The discounted redemption will range between 1.0% and 3.0% based on the holding period of the investment and partially at the discretion of the General Partner based on the liquidity of the Partnership and operating cash flow needs.

NOTE 5 –	Indemnifications

In the normal course of business, the Partnership enters into contracts that contain a variety of representations and warranties that provide indemnification under certain circumstances. The Partnership's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred. The Partnership expects the risk of any future obligation under these indemnifications to be remote.

NOTE 6 –	Financial Risks and Uncertainties

Liquidity Risk

Liquidity risk is the risk that the Partnership will not be able to raise funds to fulfill its commitments including inability to sell investments quickly or close to fair value.

Market Risk

Market risk is the potential loss that can be caused by increasing or decreasing in the fair value of investments resulting from market fluctuations.

Credit Risk

Credit risk represents the potential loss that would occur if counter parties fail to perform pursuant to the terms of their obligations.

F-11

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7 – Financial Highlights

Pursuant to the American Institute of Certified Public Accountants' Audit and Accounting Guide - Audits of Investment Companies, certain non-registered, non-unitized investment companies are required to disclose certain ratios related to net investment income, expenses, and internal rate of return (“IRR”).

The below ratios are calculated for all Partners taken as a whole and are presented on an annualized basis. The IRR was computed from inception of the Partnership based on the actual dates of the cash inflows and outflows, as applicable, and the residual value of the Partners’ capital account, net of all incentive allocations, as of each measurement date. An individual Partner’s ratios and internal rate of return may vary based on different management fee and incentive arrangements (as applicable) and the timing of capital transactions.

	June 30, 2022	December 31, 2021
Net investment income ratio	3.9%	0.63%

Expense ratio	61.3%	50.00%

IRR	1.51%	0.44%

F-12

CALTIER FUND I, LP

AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED

DECEMBER 31, 2021 AND 2020

F-13

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Partners
of CalTier Fund I, LP

Opinion

We have audited the accompanying financial statements of CalTier Fund I, LP, a Delaware limited partnership, which comprise the statements of financial condition, including the schedule of investments, as of December 31, 2021 and 2020, and the related statements of operations, changes in partners’ capital (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CalTier Fund I, LP as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of CalTier Fund I, LP and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about CalTier Fund I, LP’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

F-14

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of CalTier Fund I, LP’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about CalTier Fund I, LP’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

San Diego, California	/s/ PKF San Diego, LLP

May 5, 2022

F-15

CALTIER FUND I, LP

STATEMENT OF FINANCIAL CONDITION

DECEMBER 31, 2021 AND 2020

	2021	2020
ASSETS
Investments in securities, at fair value (cost $942,030)	$953,501	$-
Cash and cash equivalents	91,614	71,297
Advances to related parties	-	20,000
Deferred offering costs	77,838	77,838

Total assets	$1,122,953	$169,135

LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Liabilities
Accounts payable and accrued liabilities	$34,332	$12,357
Loan payable	530,000	-
Advances from related parties	294,332	209,974
Total liabilities	858,664	222,331

Contingencies (Notes 1, 7 and 8)

Partners' capital (deficit)	264,289	(53,196)

Total liabilities and partners' capital (deficit)	$1,122,953	$169,135

See Notes to Financial Statements

F-16

CALTIER FUND I, LP

SCHEDULE OF INVESTMENTS

DECEMBER 31, 2021 AND 2020

			Percentage
			of Partners'
	Cost	Fair Value	Equity
December 31, 2021
Investments:
Equity:
Apple Lane Investors, LLC	$25,000	$27,848	10.54%
CC 506 South, LLC	25,930	25,930	9.81%
RS Glenwood Investors, LLC	10,000	10,536	3.99%
CC Lakewood Apts, LLC	25,000	32,913	12.45%
RS Raintree Investors, LLC	15,000	15,174	5.74%
LPRE Vue, LLC	25,000	25,000	9.46%
Total equity	125,930	137,401	51.99%

Real Estate:
325 7th Avenue - Condominium	816,100	816,100	308.79%

Total investments	$942,030	$953,501	360.78%

December 31, 2020

Investments:

There were no investments as of December 31, 2020.

All investments are in the real estate industry and are located in the United States.

See Notes to Financial Statements

F-17

CALTIER FUND I, LP

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
INVESTMENT INCOME
Realized income	$3,269	$-
Interest income	106	-
Total investment income	3,375	-

EXPENSES
Interest	$3,953	$-
Professional fees and other	413,123	93,153
Management fee	16,072	-
Total expenses	433,148	93,153

Net investment loss	(429,773)	(93,153)

REALIZED AND UNREALIZED GAIN ON INVESTMENTS
Net change in unrealized appreciation or depreciation on investments	13,774	-
Net gain on investments	13,774	-

NET LOSS	$(415,999)	$(93,153)

See Notes to Financial Statements

F-18

CALTIER FUND I, LP

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL/(DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	GENERAL	LIMITED
	PARTNER	PARTNER	TOTAL
PARTNERS' DEFICIT, December 31, 2019	$(69,993)	$-	$(69,993)

Capital contributions	-	109,950	109,950

Net loss	(93,153)	-	(93,153)

PARTNERS' CAPITAL (DEFICIT), DECEMBER 31, 2020	(163,146)	109,950	(53,196)

Capital contributions	-	733,484	733,484

Net loss	-	(415,999)	(415,999)

PARTNERS' CAPITAL (DEFICIT), DECEMBER 31, 2021	$(163,146)	$843,434	$264,289

See Notes to Financial Statements

F-19

CALTIER FUND I, LP

STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(415,999)	$(93,153)
Adjustments to reconcile net loss to net cash used in operating activities:
Net change in unrealized appreciation or depreciation on investments	(13,774)	-
Changes in operating assets and liabilities:
Purchases of investments in securities	(943,130)	-
Receipts from sales and capital returns of investments	3,403	-
Advances to related parties	20,000	(20,000)
Accounts payable and accrued liabilities	21,975	12,357
Advances from related parties	84,358	82,254

Net cash used in operating activities	(1,243,167)	(18,542)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions	733,484	109,950
Borrowings on loan payable	530,000	-
Deferred offering costs	-	(20,111)

Net cash provided by financing activities	1,263,484	89,839

Net changes in cash and cash equivalents	20,317	71,297

Cash and cash equivalents, beginning of year	71,297	-

Cash and cash equivalents, end of year	$91,614	$71,297

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$3,953	$-

See Notes to Financial Statements

F-20

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – Nature of Operations

Nature of Operations

CalTier Fund I, LP (the “Partnership”), was formed on January 23, 2019 and is organized as a Delaware limited partnership formed to invest primarily in multi-family real estate properties in the West, Southwest, and Midwest United States. The Partnership is managed by CalTier Realty, LLC, a California limited liability Partnership (the “General Partner”). The General Partner was formed in 2017 to be a California fund management and real estate acquisition Partnership focusing on acquiring assets either on its own behalf or with strategic partner(s). The Partnership was formed to raise funds under Regulation A of Title IV of the Jobs Act. Initially, the Partnership intends to raise up to $50 million from a wide range of individual and institutional investors, with a primary focus on international investors and individual non-accredited investors, to acquire multi-family and commercial real estate. Each Limited Partner’s liability is limited to the Partner’s capital contribution.

In 2021, the Partnership began purchasing investments in other real estate investments to provide some return to current investors as it continues its capital raising efforts. The Partnership has not commenced its original planned principal operations. Once the Partnership commences its planned principal operations, it will incur significant additional expenses. The Partnership is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Partnership’s planned operations or failing to profitably operate the business.

The Partnership’s investment period will commence on the date of the initial closing and expires on the earlier of: (i) the date at which the maximum offering amount has been sold, (ii) the date which is one year from this offering being qualified by the U.S. Securities and Exchange Commission, and (iii) the date at which the offering is terminated by the General Partner. The Partnership shall continue indefinitely unless all investments are sold and distributions made to the Limited Partners or at the sole discretion of the General Partner at any point in time.

NOTE 2 – Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Partnership is an investment Partnership and follows the accounting and reporting guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services – Investment Companies.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, the fair value of the investments and unrealized gains/loss on those investments. Actual results could differ from those estimates.

Cash and Cash Equivalents and Concentration of Cash Balances

The Partnership considers cash equivalents to be all highly liquid investments with a maturity of three months or less when purchased. The Partnership’s cash and cash equivalents in bank accounts, at times, may exceed federally insured limits. The Partnership has not experienced any losses due to these limits.

F-21

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 – Summary of Significant Accounting Policies (Continued)

Real Estate Investments

Investments in real estate are carried at fair value. Costs to acquire real estate investments are capitalized as a component of investment cost. The fair values of real estate investments are estimated based on the price that would be received to sell an asset in an orderly transaction between marketplace participants at the measurement date. Investments without a public market are valued based on assumptions made and valuation techniques used by the General Partner. Such valuation techniques include discounted cash flow analysis, prevailing market capitalization rates or earnings multiples applied to earnings from the investment, analysis of recent comparable sales transactions, recent comparable sales transactions, actual sale negotiations and bona fide purchase offers received from third parties, consideration of the amount that currently would be required to replace the asset, as well as independent external appraisals. In general, the General Partner considers multiple valuation techniques when measuring the fair value of a real estate investment. However, in certain circumstances, a single valuation technique may be appropriate.

The fair value of real estate investments does not reflect the Partnership’s transaction sale costs, which may be incurred upon disposition of the real estate investments. Such costs are estimated to approximate 2% - 3% of gross property fair value. The Partnership also reflects its real estate equity investments net of investment level financing. Valuation adjustments attributable to underlying financing arrangements are considered in the real estate equity valuation.

The Partnership may invest in real estate and real estate related investments for which no liquid market exists. The market prices for such investments may be volatile and may not be readily ascertainable. In addition, there continues to be significant disruptions in the global capital, credit and real estate markets. These disruptions have led to, among other things, a significant decline in the volume of transaction activity, in the fair value of many real estate and real estate related investments, and a significant contraction in short-term and long-term debt and equity funding sources. This contraction in capital includes sources that the Partnership may depend on to finance certain of its investments. These market developments have had a significant adverse impact on the Partnership’s liquidity position, results of operations and financial condition and may continue to adversely impact the Partnership if market conditions continue to deteriorate. The decline in liquidity and prices of real estate and real estate related investments, as well as the availability of observable transaction data and inputs, may have made it more difficult to determine the fair value of such investments. As a result, amounts ultimately realized by the Partnership from real estate investments sold may differ from the fair values presented, and the differences could be material.

Fair Value Measurement

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

F-22

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 – Summary of Significant Accounting Policies (Continued)

Fair Value Measurement (continued)

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The investments in real estate will fall into Level 3 category, therefore, fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of the reporting date.

Investments in Real Estate Transactions

Purchases and sales of real estate investments are recorded on a transaction basis. Distributions from the real estate investment are first applied to the cost of the investment until the total cost has been recovered, after which point any further distributions are recorded as realized gains. Further, realized gains and losses on real estate investment transactions will be recognized upon the sale of the investment. Changes in unrealized gains and losses are included in the results of operations.

Organizational Costs

In accordance with FASB ASC 720, Other Expenses, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Advertising Costs

The Partnership expenses advertising costs as incurred. Advertising costs expensed during the year ended December 31, 2021 and 2020 were $226,987 and $46,253, respectively.

Risks and Uncertainties

The Partnership has no operating history and has not generated revenue from operations. The Partnership’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Partnership’s control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to acquire multi-family and commercial real estate, the availability of suitable real estate properties to acquire, and changes to Regulation A. Adverse developments in these general business and economic conditions could have a material adverse effect on the Partnership’s financial conditions and the results of operations.

Deferred Offering Costs

The Partnership complies with the requirements of FASB ASC 946-20-25, Financial Services – Investment Companies and FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - Expenses of Offering. Deferred offering costs consist principally of accounting and legal fees incurred in connection with an offering the Partnership intends to fully commence its intended during 2022 under Regulation A. Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the Statements of Financial Condition. The deferred offering costs will be charged against proceeds from Partner contributions upon the completion of the offering or to expense if the offering is not completed further. Deferred offerings costs of $77,838 and $77,838, are capitalized to the Statements of Financial Condition as of December 31, 2021 and 2020, respectively.

F-23

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 – Summary of Significant Accounting Policies (Continued)

Income Taxes

The Partnership is a limited liability partnership. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its partners. Therefore, no provision for income tax has been recorded in the statements. Income from the Partnership is reported and taxed to the Partners on their individual tax returns.

The Partnership complies with FASB ASC 740, Income Taxes, (“FASB ASC 740”) for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Partnership’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Partnership’s financial statements. The Partnership believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Partnership may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Partnership is not presently subject to any income tax audit in any taxing jurisdiction. All years are open for tax examinations.

Subsequent Events

The Partnership evaluated all significant events or transactions that occurred through May 5, 2022, the date these financial statements were available to be issued.

NOTE 3 – Management Fees and Other Transactions with Affiliates

Reimbursement of Organization and Offering

The Partnership’s General Partner and its affiliates are reimbursed for actual organizational and offering expenses incurred. Organization and offering expenses consist of the actual legal, accounting, printing, marketing, advertising, filing fees, any transfer agent costs and other accountable offering-related expenses which were incurred prior to the inception of the Partnership.

Deferred offering costs of $77,838 and $77,838, along with other general expenses were incurred by a related party on the Partnership’s behalf and are shown as advances from related parties on the Statements of Financial Condition and amounted to $294,332 and $209,974 at December 31, 2021 and 2020, respectively. This related party advances are unsecured, interest-free, and repayable on demand.

Advances to Related Parties

The Partnership transferred $20,000 to a related party holding company in December 2020 in anticipation of making an investment, however, that investment did not occur and the Partnership was refunded their contribution in 2021.

F-24

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 – Management Fees and Other Transactions with Affiliates (Continued)

The Limited Partnership Agreement describes the terms under which the General Partner will manage the Partnership. The Partnership is subject to the following fees under this agreement:

Asset Management Fee

The Partnership pays the General Partner an asset management fee equal to an annualized rate of 3.0%, which is based on the net offering proceeds as of the end of each quarter, and thereafter is based on Partnership’s Net Asset Value (“NAV”) at the end of each prior quarter. This fee is payable quarterly. During the years ended December 31, 2021 and 2020, the Partnership incurred $8,172 and $0 in asset management fees, respectively.

Asset Acquisition Fee

For each real estate investment, the Partnership pays its General Partner or its designated affiliate 1.0%-2.5% of the investment’s purchase price. This fee is paid at the discretion of the General Partner, but no later than the liquidation of the real estate investment. During the years ended December 31, 2021 and 2020, the Partnership incurred $7,900 and $0 in asset acquisition fees, respectively.

Construction Management Fee

For each real estate investment, for which the Partnership may require to construct or renovate, the Partnership shall pay its General Partner or its designated affiliate 5.0%-7.5% of the construction or renovation budget. This fee shall be paid at the completion of the construction or renovation is substantially complete. During the years ended December 31, 2021 and 2020, the Partnership did not incur any construction management fees.

Disposition Fee

For each real estate investment, the Partnership may pay its General Partner or its designated affiliate 0.5%-1.0% of the investment’s sale price. This fee will be paid at the disposition of the investment’s real estate. During the years ended December 31, 2021 and 2020, the Partnership did not incur any disposition fees.

Property Management Fee

The General Partner may cause the Partnership to engage a third party to provide property management services with respect to properties acquired by the Partnership, or may elect to provide such services itself (or through an affiliate of the General Partner). In the event that the General Partner (or an affiliate thereof) provides any such property management services, the Partnership shall pay the General Partner or its applicable affiliate 2.5%-4.0% of gross collected income from a property. During the years ended December 31, 2021 and 2020, the Partnership did not incur any property management fees.

NOTE 4 – Investments and Fair Value

When available, the Partnership utilizes quoted market prices from independent third-party sources to determine fair value. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require the Partnership to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When the Company determines the market for a financial instrument owned by the Company to be illiquid or when market transactions for similar instruments do not appear orderly, the Company uses several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establishes a fair value by assigning weights to the various valuation sources.

F-25

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4 – Investments and Fair Value (Continued)

The Partnership internally valued certain investments based on overall changes in market conditions and comparable sales data within each of the markets the investment was made due to the relative short term the investment is intended to be held. Other investments were valued at cost as they were purchased within a month or two before year end. Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.

Apple Lane Investors, LLC

In July 2021, the Partnership invested $25,000 in Apple Lane Investors, LLC, which owns 41,916 square feet of multifamily residential building in Lawrence, Kansas. The Partnership’s ownership percentage of Apple Lane Investors, LLC was 1.78%. Management has determined the fair value of the Partnership’s investment to be $27,847 as of December 31, 2021. The unrealized gain on the fair value of the investment amounted to $3,116 for the year ended December 31, 2021.

CC 506 South, LLC

In December 2021, the Partnership invested $25,930 in CC 506 South, LLC, which owns 155,652 square feet of multifamily residential building in Webster, Texas. The Partnership’s ownership percentage of CC 506 South, LLC was 0.46%. Management has determined the fair value of the Partnership’s investment to be $25,930 as of December 31, 2021.

RS Glenwood Investors, LLC

In March 2021, the Partnership invested $10,000 in RS Glenwood Investors, LLC, which owns 112,672 square feet of multifamily residential building in Provo, Utah. The Partnership’s ownership percentage of RS Glenwood Investors, LLC was 0.17%. Management has determined the fair value of the Partnership’s investment to be $10,536 as of December 31, 2021. The unrealized gain on the fair value of the investment amounted to $772 for the year ended December 31, 2021.

CC Lakewood Apts, LLC

In March 2021, the Partnership invested $25,000 in CC Lakewood Apts, LLC, which owns 57,600 square feet of multifamily residential building in Texas City, Texas. The Partnership’s ownership percentage of CC Lakewood Apts, LLC was 1.46%. Management has determined the fair value of the Partnership’s investment to be $32,913 as of December 31, 2021. The unrealized gain on the fair value of the investment amounted to $9,571 for the year ended December 31, 2021.

RS Raintree Investors, LLC

In May 2021, the Partnership invested $15,000 in RS Raintree Investors, LLC, which owns 94,827 square feet of multifamily residential building in Provo, Utah. The Partnership’s ownership percentage of RS Raintree Investors, LLC was 0.11%. Management has determined the fair value of the Partnership’s investment to be $15,174 as of December 31, 2021. The unrealized gain on the fair value of the investment amounted to $315 for the year ended December 31, 2021.

LPRE Vue, LLC

In September 2021, the Partnership invested $25,000 in LPRE Vue, LLC, which owns 141,104 square feet of multifamily residential building in Austin, Texas. The Partnership’s ownership percentage of LPRE Vue, LLC was 0.27%. Management has determined the fair value of the Partnership’s investment to be $25,000 as of December 31, 2021.

F-26

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4 – Investments and Fair Value (Continued)

325 7th Avenue Condominium

In November 2021, the Partnership acquired a 1,129 square foot residential condominium in San Diego, California for $816,100. The Partnership invested $286,100 in this condominium and borrowed an additional $530,000 (see Note 5). The Partnership owns 100% of this investment. Management has determined the fair value of the Partnership’s investment to be $816,100 as of December 31, 2021. There were no unrealized gains or losses on the fair value of the investment for the year ended December 31, 2021.

During the year ended December 31, 2021, the Partnership received $2,304 of payments from investments which reduced the cost of the above investments. The Partnership recognized $3,269 of realized income from the sale of an investment during the year ended December 31, 2021.

The following table sets forth by level, within the fair value hierarchy, the Partnership’s investments, measured on a non-recurring basis, at fair value:

	Fair Value Measurements as of December 31, 2021, Utilizing:
	Quoted	Significant Other	Significant
	Market Price	Observable	Unobservable
	Inputs	Inputs	Inputs	Total
	(Level 1)	(Level 2)	(Level 3)	Fair Value
Investments:
Equity investments	$-	$-	$137,401	$137,401
Real estate investments	-	-	816,100	816,100

Total	$-	$-	$953,501	$953,501

Changes in level 3 investments are as follows:

Balance, beginning of year	$-
Total unrealized gains or loss	13,774
Purchases	943,130
Sales and return of capital	(3,403)
Balance, end of year	$953,501

NOTE 5 – Loan Payable

In December 2021, and in connection with its purchase of 375 7th Avenue property, the Partnership entered into a promissory note with a lender for $530,000, with an interest rate of 8.95% and due May 15, 2022. The note requires interest only payments of approximately $4,000 which are payable each month. The note is secured by the underlying property as well as personally guaranteed by three members of the General Partner.

F-27

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 6 – Partners’ Capital (Deficit)

Limited Partners have no rights, power, or authority to act for or bind the Partnership. No Limited Partner shall take any part in the conduct or control of the Partnership’s business and each Limited Partner shall only have the right to vote upon Partnership matters for election of successor General Partner, dissolution of the Partnership, other matters, consents, and approvals. The General Partner is authorized to cause the Partnership to pay all expenses relating to the formation and organization of the Partnership. Each Limited Partner’s interest in the Partnership is represented by units of interest (“units”) that entitles the holder to all of the rights and interest of the holder under the agreement, including, without limitation, the right to share in the net profits, net losses, cash flow, distributions, and capital of the Partnership.

As of December 31, 2021 and 2020, the Partnership has collected $733,484 and $109,950, respectively, as contributions from its Limited Partners.

Allocations of Profits and Losses

Net profits and net losses shall be determined separately for each investment in such manner as is determined in the sole and absolute discretion of the General Partner. Any net profits or net losses that are not directly attributable to any investment shall be allocated among any or all of the investments in such manner as is determined in the sole and absolute discretion of the General Partner.

Specific allocation of net losses and net profits will be allocated to the Partners in accordance with the provisions as described in the Agreement of Limited Partnership.

Distributions

Distributions of net profits will not be made to the Limited Partners until the earlier of: (i) twelve (12) months from the date of admission of the first Limited Partner is admitted to the Partnership pursuant to the offering, or (ii) the Partnership’s investments in real estate assets begin generating cash flows, in the sole and absolute discretion of the General Partner, to the extent that cash is available.

Redemptions

A Limited Partner may request limited quarterly withdrawals from the Partnership by offering a discounted redemption price prior to holding the investment for two (2) years. Pursuant to this limited redemption, a Limited Partner may only have one outstanding redemption request at any given time and request redemptions up to the lessor of 10,000 units or $50,000. The discounted redemption will range between 1.0% and 3.0% based on the holding period of the investment and partially at the discretion of the General Partner based on the liquidity of the Partnership and operating cash flow needs.

NOTE 7 – Indemnifications

In the normal course of business, the Partnership enters into contracts that contain a variety of representations and warranties that provide indemnification under certain circumstances. The Partnership's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred. The Partnership expects the risk of any future obligation under these indemnifications to be remote.

NOTE 8 – Financial Risks and Uncertainties

Liquidity Risk

Liquidity risk is the risk that the Partnership will not be able to raise funds to fulfill its commitments including inability to sell investments quickly or close to fair value.

Market Risk

Market risk is the potential loss that can be caused by increasing or decreasing in the fair value of investments resulting from market fluctuations.

Credit Risk

Credit risk represents the potential loss that would occur if counter parties fail to perform pursuant to the terms of their obligations.

F-28

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 9 – Financial Highlights

Pursuant to the American Institute of Certified Public Accountants' Audit and Accounting Guide - Audits of Investment Companies, certain non-registered, non-unitized investment companies are required to disclose certain ratios related to net investment income, expenses, and internal rate of return (“IRR”).

The below ratios are calculated for all Partners taken as a whole and are presented on an annualized basis. The IRR was computed from inception of the Partnership based on the actual dates of the cash inflows and outflows, as applicable, and the residual value of the Partners’ capital account, net of all incentive allocations, as of each measurement date. An individual Partner’s ratios and internal rate of return may vary based on different management fee and incentive arrangements (as applicable) and the timing of capital transactions.

	Inception through December 31, 2021	December 31, 2021	December 31, 2020
Net investment income ratio	55%	3%	0%
Realized/Unrealized income ratio	2255	135	05
Expense ratio	9739%	418%	100%
IRR	-9458%	-402%	-186%

F-29

PART III

INDEX TO EXHIBITS

1.1	Agreement with Castle Placement, LLC (and Addendums)^
2.1	Certificate of Limited Partnership*
2.2	Limited Partnership Agreement*
4.1	Form of Subscription Agreement ^^
6.1	Loan and Note Agreement between the company and Velocity Mortgage Capital**
8.1	Form of Escrow Agreement ^^
11.1	Consent of Independent Auditor ^
12.1	Opinion of Counsel ^^

^ Filed Herewith

^^ Previously Filed

* Filed as an exhibit to the CalTier Fund I, LP. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11077) and incorporated herein by reference.

** Filed as exhibit 6.1 to CalTier Fund I, LP’s Semi-Annual Report on Form 1-SA filed with the Commission on September 28, 2022 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 15, 2023.

CalTier Fund I, LP

By: CalTier Inc., its General Partner

By:	/s/ Matthew Belcher
Name:	Matthew Belcher
Title:	Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Matthew Belcher
Name:	Matthew Belcher
Title:	Chief Executive Officer and Director of CalTier Inc., the General Partner (Principal Executive Officer)
Date:	February 15, 2023

/s/ Travis Hook
Name:	Travis Hook
Title:	Chief Information Officer and Director of CalTier Inc., the General Partner
Date:	February 15, 2023

/s/ Parker Smith
Name:	Parker Smith
Title:	Chief Financial Officer and Director of CalTier Inc., the General Partner (Principal Accounting Officer and Principal Financial Officer)
Date:	February 15, 2023